UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

TC GLOBAL, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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TC GLOBAL, INC.

3100 Airport Way South

Seattle, Washington 98134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 26, 2010

Dear Shareholder:

You are cordially invited to the Annual Meeting (“2010 Meeting”) of Shareholders of TC Global, Inc. (“Tully’s”), which will be held at the Museum of Flight, 9404 East Marginal Way South in Seattle, Washington, on Friday, March 26, 2010 at 8:00 a.m. for the following purposes:

1.    to elect seven directors to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified;

2.    to approve the 2010 Stock Option Plan;

3.    to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending March 28, 2010;

4.    to approve any proposal to adjourn the meeting to a later date to solicit additional proxies, if there are insufficient votes for approval of one or more of the foregoing proposals at the time of the 2010 Meeting;

5.    to consider a shareholder proposal to impose term limits and compensation limits on the members of our Board of Directors; and

6.    to conduct any other business that may properly come before the 2010 Meeting and any adjournment thereof.

At the meeting, you will have an opportunity to ask questions about Tully’s and the current state of our business. Regardless of the number of shares you own, your vote is important.

The Board of Directors recommends you vote FOR the election of the nominees for director, FOR the approval of our 2010 Stock Option Plan, FOR ratification of the appointment of our independent auditors, FOR any proposal to adjourn the meeting to a later date to solicit additional proxies, if there are insufficient votes for approval of one or more of the foregoing proposals at the time of the 2010 Meeting; and AGAINST the shareholder proposal to impose term limits and compensation limits on members of our Board of Directors.

The foregoing matters are described in more detail in the accompanying proxy statement. The Board of Directors has fixed the close of business on February 11, 2010 as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2010 Meeting and any adjournment thereof. Only shareholders of record at the close of business on February 11, 2010 will be entitled to notice of, and to vote at, the 2010 Meeting. A list of shareholders as of the record date will be available for shareholder inspection at Tully’s offices, 3100 Airport Way South, Seattle, Washington, 98134 during ordinary business hours from March 1, 2010 until the date of our 2010 Meeting. The list also will be available for inspection at the 2010 Meeting.

You may vote in one of four ways:

1)    attend the 2010 Meeting and cast your vote at the 2010 Meeting;

2)    use the toll-free telephone number on your proxy card to vote by phone;

3)    visit the website noted on your proxy card to vote via the Internet; or

4)    sign, date and return your proxy card in the enclosed envelope to vote by mail.

We hope you can attend the 2010 Meeting. However, whether or not you plan to attend, please vote either by Internet or by telephone or complete, sign, date and return the accompanying proxy card as soon as possible in the enclosed envelope. It is very important that your shares be represented.

We look forward to seeing you. Thank you for your ongoing support of and interest in Tully’s.

By order of the Board of Directors,

Tom T. O’Keefe	Carl W. Pennington
Chairman of the Board	President and Chief Executive Officer
Seattle, Washington	Seattle, Washington

YOUR VOTE IS IMPORTANT

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU SHOULD READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND VOTE YOUR SHARES BY INTERNET, BY TELEPHONE OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME OR BRING AN ACCOUNT STATEMENT OR LETTER FROM THE NOMINEE INDICATING YOUR BENEFICIAL OWNERSHIP AS OF THE RECORD DATE.

Important Notice Regarding the Availability of Proxy Materials for the Company’s Annual Meeting of Shareholders on March 26, 2010

The TC Global, Inc. Notice and Proxy Statement for the 2010 Meeting of Shareholders

and the 2009 Annual Report to Shareholders are available online at http://bnymellon.mobular.net/bnymellon/tuly.

TC GLOBAL, INC.

3100 Airport Way South

Seattle, Washington 98134

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS

To Be Held March 26, 2010

8:00 a.m.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that reflect the Company’s current views with respect to future events that may affect its results of operations, financial condition, objectives, strategies, plans, goals, targets or future performance and business for future periods. These forward-looking statements generally may be identified by use of phrases such as “believe,” “expect,” “will,” “seek,” “should,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “initiatives,” “models,” “hope,” “goal,” “foresee” or other words of similar import.

If one or more of the factors affecting our forward-looking statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements contained in this proxy statement. Consequently, you should not place undue reliance on our forward-looking statements.

We qualify all of our forward-looking statements by these cautionary statements. Except to the extent required by the federal securities laws, we do not intend to update or revise the forward-looking statements contained in this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We are sending you this proxy statement (“Proxy Statement”) and the enclosed proxy card because the Board of Directors of TC Global, Inc. (“Tully’s” or the “Company”) is soliciting your proxy to vote at the Annual Meeting of Shareholders (the “2010 Meeting”) to be held on Friday, March 26, 2010, at 8:00 a.m., or at any adjournment thereof, for the purposes described in this Proxy Statement and the accompanying Notice of Annual Meeting. The 2010 Meeting will be held at the Museum of Flight, 9404 East Marginal Way South in Seattle, Washington.

We mailed this proxy statement and the accompanying proxy card on or about February 26, 2010, to all shareholders entitled to vote their shares at the 2010 Meeting.

This proxy statement includes the information regarding the matters to be voted upon at the 2010 Meeting. You do not need to attend the 2010 Meeting, however, to vote your shares.

What is included in these materials?

These materials include:

•	our Notice of the Annual Meeting and our proxy statement, which summarize the information regarding the matters to be voted upon at the 2010 Meeting;

•

our 2009 Annual Report to Shareholders, which includes audited financial statements for the year ended March 29, 2009 (“Fiscal 2009”) and unaudited financial statements as of and for the quarterly period ended December 27, 2009; and

•	your proxy card.

What items will be voted on at the 2010 Meeting?

There are five known items that will come before the shareholders at the 2010 Meeting:

•	the election of seven directors to the Board of Directors, each to serve until the next annual meeting of the shareholders;

•	the approval of our 2010 Stock Option Plan;

•	the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending March 28, 2010;

•

the approval of any proposal to adjourn the 2010 Meeting to a later to solicit additional proxies, if there are insufficient votes for approval of one or more of the foregoing proposals at the time of the 2010 Meeting; and

•

a shareholder proposal to amend our Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), to impose term limits and compensation limits on the members of our Board of Directors.

It is possible that other business may come before the 2010 Meeting, although we currently are not aware of any such matters.

What are the voting recommendations of our Board of Directors?

Our Board of Directors recommends that you vote your shares “FOR” each of the named nominees to the Board, “FOR” the approval of our 2010 Stock Option Plan, “FOR” the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending March 28, 2010, and “FOR” any proposal to adjourn the meeting to a later date to solicit additional proxies, if there are insufficient votes for approval of one or more of the foregoing proposals at the time of the 2010 Meeting; and “AGAINST” the shareholder proposal to amend the Articles of Incorporation to impose term limits and compensation limits on the members of the Tully’s Board of Directors. Granting the proxy authorizes the proxy holders to vote in their discretion as they deem advisable on all other matters that may properly come before 2010 Meeting.

Who can vote at the Annual Meeting?

Our Board of Directors has fixed February 11, 2010, as our “record date” for determining shareholders entitled to vote at the 2010 Meeting. If you owned shares of our Common Stock, Series A Preferred Stock or Series B Preferred Stock at the close of business on February 11, 2010, then you are entitled to receive notice of, and to vote the shares that you owned as of the record date at, the 2010 Meeting.

As of February 11, 2010, there were outstanding and entitled to vote at the 2010 Meeting:

•	3,563,742 shares of our Common Stock;

•	12,790,874 shares of our Series A Preferred Stock; and

•	3,590,349 shares of our Series B Preferred Stock.

How many votes do I have?

You have one vote for each share of Tully’s Common Stock and Series B Preferred Stock that you owned on the record date and 1.12 votes for each share of Series A Preferred Stock that you owned on the record date. The proxy card will indicate the number of shares of which you are owner of record as of the record date.

Holders of our Series A Preferred Stock may exercise cumulative voting rights with respect to the election of directors by following the instructions on the proxy card. Cumulative voting means that each holder of our Series A Preferred Stock will be entitled to 7.84 votes for each share held (representing 1.12 votes per share, multiplied by the seven Board of Directors positions being elected). Each holder of our Series A Preferred Stock may give one nominee all the votes such shareholder is entitled to cast, or may distribute such votes among as many nominees as such shareholder chooses. Unless the proxy holders are otherwise instructed, holders of our Series A Preferred Stock, by means of the accompanying proxy, will grant the proxy holders discretionary authority to cumulate votes.

What is the difference between holding shares as a shareholder of record or as a beneficial owner of shares held in street name?

Shareholder of Record.    If you have shares registered directly in your name with our stock transfer agent, BNY Mellon Shareowner Services, you are considered the shareholder of record with respect to those shares, and we sent this proxy statement directly to you.

Beneficial Owner of Shares Held in Street Name.    If you have shares held in an account at a broker, bank or other nominee, then you are the beneficial owner of shares held in “street name,” and this proxy statement was forwarded to you by that organization. The organization holding the shares in your account is considered the shareholder of record for those shares for purposes of voting at the 2010 Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares it holds in your account.

How do I vote in person?

If you plan to attend the 2010 Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in the “street name” of your broker, bank or other nominee, you must obtain a legal proxy from the organization that holds your shares indicating that you were the beneficial owner of the shares on February 11, 2010, the record date for voting. You should contact your account executive about obtaining a legal proxy.

How do I vote by proxy?

All shareholders may vote by mail. Shareholders who own their shares in their own name and most beneficial owner who own shares through a broker, bank or other nominee also may vote by telephone by calling (866) 580-9477 or internet at http://www.eproxy.com/tuly. Please have your proxy card in hand when calling or voting by the Internet.

To vote by mail, please sign, date and mail your proxy card in the envelope provided. If you own your shares through a broker, bank or other nominee you should follow the separate instructions that were provided to you. Although most banks and brokers now offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements.

Holders of our Series A Preferred Stock may exercise cumulative voting rights with respect to the election of directors. If shareholders of Series A Preferred Stock choose to cumulate votes other than equally by directors. Holders may not use internet or telephone voting. Rather holders must vote by mail.

May I revoke my proxy and change my vote?

Yes, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

•	voting again by Internet or by telephone;

•	signing another proxy with a later date;

•	giving written notice of the revocation of your proxy to the Company’s secretary prior to the annual meeting; or

•	voting in person at the annual meeting.

What is the quorum requirement for the Annual Meeting?

The quorum requirement for holding the meeting and transacting business is a majority of votes entitled to be cast by the holders of our common stock and preferred stock, considered together.

The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner or (2) the broker lacks discretionary voting power to vote such shares.

What happens if I do not give specific voting instructions?

Shareholders of Record.    If you are a shareholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	If you sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to all other matters properly presented for a vote at the meeting and all matters incidental to the conduct of the 2010 Meeting.

Beneficial Owners of Shares Held in Street Name.    If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on non-routine matters.

If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted.

Please provide voting instructions to the broker, bank or other nominee that holds your shares by carefully following their instructions.

Which ballot measures are considered “routine” or “non-routine”?

We believe that Proposal 3 (ratification of independent auditors) will be considered “routine.” We believe that Proposal 1 (election of directors), Proposal 2 (approval of the 2010 Stock Option Plan), Proposal 4 (approval to adjourn to solicit additional proxies) and Proposal 5 (shareholder proposal to impose terms limits and compensation limits on the members of our Board of Directors) will be considered “non-routine,” and brokers, banks and certain other nominees that hold your shares in street name will NOT be able to cast votes on these proposals if you do not provide them with voting instructions.

A broker non-vote would have no effect on the outcome of Proposal 1, Proposal 2, Proposal 3 or Proposal 4, as discussed below, as only a plurality of votes cast is required to elect a director, and a majority of the votes cast is required to approve the 2010 Stock Option Plan and ratify the appointment of the independent auditors. However, if a quorum at the 2010 Meeting is present, a broker non-vote would have the effect of a vote “Against” Proposal 5 because the affirmative vote of a majority of votes entitled to be cast by the holders of our of our common stock and preferred stock, voting together, is required to approve the amendment to Tully’s Articles of Incorporation to impose term limits and compensation limits on the members of the Tully’s Board of Directors.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the shareholders have approved a matter, abstentions are not treated as votes cast affirmatively or negatively, and therefore will have no effect on the outcome of Proposal 1, Proposal 2, Proposal 3 or Proposal 4 as only a plurality of votes cast is required to elect a director, and a majority of the votes cast is required to approve the 2010 Stock Option Plan and ratify the appointment of the independent auditors. However, if a quorum at the 2010 Meeting is present, an abstention would have the effect of a vote “Against” Proposal 5 because the affirmative vote of a majority of votes entitled to be cast by the holders of our of our common stock and preferred stock, voting together, is required to approve the amendment to Tully’s Articles of Incorporation to impose term limits and compensation limits on the members of the Tully’s Board of Directors.

What vote is required to approve each proposal?

Proposal 1: To Elect Seven Directors

The seven nominees for director who receive the most votes will be elected. Holders of our common stock and preferred stock will vote together, as a single voting group, on this proposal. If you do not vote for a nominee, or you indicate “withhold authority to vote” for a nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Proposal 2: To Approve the 2010 Stock Option Plan

The affirmative vote of a majority of votes present in person or by proxy and entitled to vote is required to approve the 2010 Stock Option Plan. Holders of our common stock and preferred stock will vote together, as a single voting group, on this proposal. If you do not vote, or if you abstain from voting, it will have no effect on this proposal.

Proposal 3: To Ratify the Appointment of Moss Adams LLP as Independent Registered Public Accounting Firm

The shareholder vote on the appointment of Moss Adams LLP as independent registered public accounting firm is advisory. The affirmative vote of a majority of votes present in person or by proxy and entitled to vote will be considered a favorable advisory vote to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending March 28, 2010 (“Fiscal 2010”). Holders of our common stock and preferred stock will vote together, as a single voting group, on this proposal. If you do not vote, or if you abstain from voting, it will have no effect on this proposal.

Proposal 4: To approve any proposal to adjourn the meeting to a later date to solicit additional proxies, if there are insufficient votes for approval of one or more of the foregoing proposals at the time of the 2010 Meeting.

The affirmative vote of a majority of votes present in person or by proxy and entitled to vote is required to approve the Proposal 4. Holders of our common stock and preferred stock will vote together, as a single voting group, on this proposal. If you do not vote, or if you abstain from voting, it will have no effect on this proposal.

Proposal 5: To approve a shareholder proposal to amend the Articles of Incorporation to impose term limits and compensation limits on the members of the Tully’s Board of Directors.

The affirmative vote of a majority of votes entitled to be cast by the holders of our common stock and preferred stock, voting together, is required to approve the amendment to our Articles of Incorporation to impose term limits and compensation limits on the members of the Tully’s Board of Directors. Holders of our common stock and preferred stock will vote together, as a single voting group, on this proposal. If a quorum at the meeting is present, then not voting or abstaining will have the same effect as voting “Against” this proposal.

Who will count the vote?

Our corporate secretary, Andrew Wynne, will serve as the Inspector of Elections and count the votes.

How do I access proxy materials on the Internet?

Shareholders may access Tully’s Notice of 2010 Meeting and proxy statement on the Internet on the investor relations portion of our website at www.tullyscoffeeshops.com. Our public filings can also be accessed at the SEC’s web site at www.sec.gov.

Will any other business be conducted at the annual meeting?

No business other than that within the purposes specified in the Notice of 2010 Meeting may be transacted at the meeting.

Who is bearing the costs of the solicitation of proxies in connection with the Annual Meeting?

Tully’s will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of Tully’s may solicit proxies from shareholders by telephone, facsimile or other electronic means or in person.

Following the original mailing of the proxy statement and other soliciting materials, Tully’s will request brokers, custodians, nominees, and other record holders to forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares of Tully’s common and preferred stock and to request authority for the exercise of proxies. Tully’s will reimburse any of these record holders for their reasonable out-of-pocket expenses in doing so.

We may engage an agent to assist us in the solicitation of proxies. If we do, such agent’s fee and services will be within the range of what is customary for companies with similar operations and a number of shareholders similar to us.

I receive multiple copies of the proxy statement and materials. What does that mean, and can I reduce the number of copies that I receive?

This generally means your shares are registered differently or are held in more than one account. Please provide voting instructions for all proxy cards you receive.

If your shares are registered directly in your name, you may be receiving more than one copy of the proxy materials because our transfer agent has more than one account for you with slightly different versions of your name, such as different first names (“James” and “Jim,” for example) or with and without middle initials. If this is the case, you can contact our transfer agent and consolidate your accounts under one name.

If you own shares through a broker, bank or other nominee holding your shares in street name, we have implemented “Householding,” a process that reduces the number of copies of the annual meeting materials and other correspondence you receive from us. Householding is available for shareholders who share the same last name and address and hold shares in “street name,” where the shares are held through the same broker, bank or other nominee. If you hold your shares in street name and would like to start householding, or if you participate in householding and would like to receive a separate annual report or proxy statement, please contact the Investor Relations Department at TC Global, Inc., 3100 Airport Way South, Seattle, WA 98134 or (206) 233-2070.

Unfortunately, householding is only possible for shares held through the same broker, bank or other nominee. Thus you cannot apply householding to reduce the number of sets of proxy materials you receive in the mail if you have accounts at different brokers, for example. In those circumstances, one way to reduce the number of sets of proxy materials you receive in the mail is to sign up to review the materials through the Internet. See “Can I view future proxy statements, annual reports and other documents over the Internet, and not receive any paper copies through the mail?” above.

We will deliver promptly upon written or oral request a separate copy of the Annual Meeting materials to a shareholder at a shared address to which a single copy of such materials had been delivered.

Can I sell my shares?

There is no public market for Tully’s common or preferred stock. Private resales or other dispositions of Tully’s common or preferred stock are prohibited unless such transactions are exempt from the registration requirements of federal and applicable state securities laws.

What do shareholders need to do now?

After carefully reading and considering the information included in this proxy statement, you should vote by Internet or by telephone or complete and sign your proxy card and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting.

Who should I contact with questions?

If you have any additional questions about this proxy statement, or if you need additional copies of this proxy statement or any public filings referred to in this proxy statement, you should contact the Company’s Investor Relations Department at TC Global, Inc., 3100 Airport Way South, Seattle, WA 98134 or (206) 233-2070. Our public filings also may be accessed at the SEC’s web site at www.sec.gov.

PROPOSAL ONE

ELECTION OF DIRECTORS

The authorized number of directors of Tully’s is currently set at seven. The Governance and Nominating Committee has nominated and the Board of Directors has approved the seven nominees identified below for election as directors at the Annual Meeting. Each nominee currently serves as a director of Tully’s and, if re-elected, will serve until the next annual meeting of shareholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

Directors will be elected by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote for the election of directors. Holders of our Series A Preferred Stock may exercise cumulative voting rights with respect to the election of directors by following the instructions on the proxy card. Cumulative voting means that each holder of our Series A Preferred Stock will be entitled to the number of votes equal to (i) the number of shares of Series A Preferred Stock owned of record by such holder times (ii) the number of directors to be elected at the 2010 Meeting (seven) times (iii) 1.12, or 7.84 votes for each Series A Preferred Stock share held. Each holder of our Series A Preferred Stock may give one nominee all the votes such shareholder is entitled to cast, or may distribute such votes among as many nominees as such shareholder chooses. Unless the proxy holders are otherwise instructed, holders of our Series A Preferred Stock, by means of the accompanying proxy, will grant the proxy holders discretionary authority to cumulate votes.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee designated by the Board of Directors. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES NAMED BELOW.

The names of the nominees for election to the Board of Directors and certain information about them are set forth below.

Name of Nominee	Age	Position with Tully’s	Director Since
Tom T. O’Keefe(3)	55	Chairman of the Board	1992

Carl W. Pennington	72	Chief Executive Officer, President and Director	2007

John M. Fluke(1*)(2)	67	Director	2005

Lawrence L. Hood(1)(3*)	51	Director	1994

Gregory A. Hubert(2*)	59	Director	2004

Janet L. Hendrickson(1)(3)	55	Director	2009

Ronald G. Neubauer(2)(3)	78	Director	2009

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Governance and Nominating Committee
*	Designates committee chair.

Nominees for Election to the Board of Directors

The principal occupation for the last five years of each nominee for director of TC Global, Inc., as well as other information, is set forth as follows:

Tom T. O’Keefe—Chairman of the Board, Founder.    Tom T. O’Keefe founded Tully’s in 1992 and has served as a director and chairman of the Board of Directors since that date. Mr. O’Keefe served as chief executive officer of Tully’s from 1992 until March 2001. Mr. O’Keefe is also president and chief executive officer of O’Keefe Development Corporation, a real estate development and investment firm he founded. Tom and his wife Cathy have been actively involved in community organizations for over 25 years and their charitable efforts focus largely on the health, education and welfare of the children in our community. The O’Keefe’s were co-founders of the Patrons of Cystic Fibrosis and of the Juvenile Diabetes Foundation of Seattle guilds. The O’Keefe’s have chaired many fundraisers for these and other similar entities that encompass grassroots campaigns to multi-million dollar earning galas. O’Keefe is presently serving as a Trustee of The Museum of Flight and is a board member for the Juvenile Diabetes Guild of Seattle and the Patrons of Cystic Fibrosis. O’Keefe formerly served as a board member or trustee for Virginia Mason Hospital, the Seattle Preparatory Academy, Villa Academy, Pacific Northwest Ballet, Leukemia and Lymphoma Society, Cystic Fibrosis Foundation, Children’s Hospital and the Bellevue Boy’s and Girl’s Club.

Carl W. Pennington, Sr.—President, Chief Executive Officer, and Director.    Mr. Pennington was appointed President on January 15, 2008 and Chief Executive Officer on June 25, 2009. Mr. Pennington was appointed to the Board of Directors in January 2008. From June 2005 until January 15, 2008, Mr. Pennington founded and managed Pinnacle Management, a management company. From March 2001 to June 2007, Mr. Pennington was the founder and CEO of PinnPointe Consulting Group, a consulting company advising retail and wholesale companies. Mr. Pennington brings extensive retail and wholesale expertise to Tully’s, having previously served as Executive Vice President of Sales, Marketing and Merchandising at Albertson’s, the nation’s second largest retail food chain, from 1995 to 2001. He directed and had responsibility for leading the operations, sales, marketing, and merchandising functions of the Company. Mr. Pennington also held various other positions including division vice president, district manager, senior vice-president and regional manager. Mr. Pennington graduated from Fullerton State College and the Graduate School of Business at Stanford University.

John M. Fluke—Director.    Mr. Fluke is chairman of Fluke Capital Management, L.P., (which he founded in 1976), and was Chairman and CEO of the John Fluke Manufacturing Co. until 1990. Mr. Fluke serves on the board of PACCAR Inc. (audit committee financial expert and compensation committee chair), and previously served on the boards of Cell Therapeutics, Primus International, and American Seafoods Group. Mr. Fluke is currently a trustee of the Museum of Flight, the Washington Policy Center and the Greater Seattle Chamber of Commerce. He chairs the board of Junior Achievement of Washington and serves on three advisory boards for the University of Washington. He is also a past president of the Seattle Council of Boy Scouts of America and past chairman of the Washington State China Relations Council. Mr. Fluke has served as a director since March 2005.

Lawrence L. Hood—Director.    Mr. Hood is CEO and president of Pacific Wealth Advisors (founded in January 2006) and founder (1993), CEO and president of Pacific Portfolio Consulting, L.P., (which is now a wholly owned subsidiary of Pacific Wealth Advisors). Prior to 1993, Mr. Hood was a principal in charge of the investment division of Kibble & Prentice, Inc. Mr. Hood serves as a director for Elliot Cove Capital Management and Pacific Wealth Advisors. Mr. Hood has served as a director of Tully’s since February 1994.

Gregory A. Hubert—Director.    Mr. Hubert is president of Restaurant Development Company of America. Mr. Hubert has been owner-operator of Red Robin franchised restaurants since 1989 (currently four locations) and operates two franchised Johnny Carino’s Italian Restaurants. From 1978 to 1988, Mr. Hubert was employed by Red Robin International, an operator and franchisor of upscale hamburger restaurants, and ultimately served as its president. From 1973 to 1978, Mr. Hubert was a CPA with Price Waterhouse. Mr. Hubert serves as president of Gonzaga University Board of Regents and as trustee of Seattle Preparatory High School. Mr. Hubert was elected as a director at the 2004 Annual Meeting.

Janet L. Hendrickson—Director.    Since 2005 Ms. Hendrickson has served as Managing Partner in addition to co-founding Denny Hill Capital, a multi-industry, early stage venture capital firm created to help finance the Pacific Northwest’s entrepreneurs. She also manages Denny Hill’s predecessor fund. From 2001 to 2005 Ms. Hendrickson served as Vice President with Alexander Hutton, Seattle’s largest and most established investment banking firm, where she represented companies in technology, manufacturing, services, healthcare, and consumer retail markets. She currently sits on the boards of butter LONDON, LLC, a branded nail health and beauty company, and CleverSet, Inc., a software company providing hosted product recommendations to online retailers until its recent sale to Art Technology Group, Inc. (ARTG: NASDAQ).

Ronald G. Neubauer—Director.    In 2001 Mr. Neubauer founded Neubauer Capital, an early stage venture capital firm. Mr. Neubauer has sat on the boards of Leukemia Society of America, Fred Hutchinson Gala, and Screenlife Entertainment, LLC. To begin his legal career Mr. Neubauer served as Assistant U.S. Attorney, Western District of Washington. Mr. Neubauer later practiced law in Western Washington with the firms Stern, Gayton, Neubauer and Brucker, and Neubauer & Hunsinger.

The Board has determined that each of Messrs. Neubauer, Fluke, Hood, and Hubert and Ms. Hendrickson is an “independent director” as such term is defined under the Marketplace Rules of The NASDAQ Stock Market, Inc.

There are no family relationships among any of the current directors, nominees or executive officers of TC Global, Inc.

Additional information about our Board of Directors is set forth in this proxy statement under the caption “The Board of Directors.”

PROPOSAL TWO: TO APPROVE THE 2010 STOCK OPTION PLAN

On February 12, 2010, the Board of Directors approved the adoption of our 2010 Stock Option Plan, subject to shareholder approval. The 2010 Stock Option Plan covers a total of 312,500 shares.

The Board of Directors believes that the approval of the 2010 Stock Option Plan is in the best interest of our shareholders. Stock options are an important component of our compensation system for employees and directors and remain a key factor in attracting, rewarding and retaining key personnel. In accordance with our compensation philosophy and objectives, these grants are designed to:

•	align the interests of recipients with our shareholders,

•	motivate and reward recipients to increase shareholder value over the long-term,

•	provide a significant proportion of their total target compensation at risk subject to future performance, and

•	provide a retention incentive.

Without stock options as an element of our compensation program, we might be required to offer higher levels of cash compensation in order to be competitive in the work place. Generally, our options are granted at or above fair value on the day of grant and vest over three or more years. Thus an optionee generally would realize an economic gain in connection with his or her option grant only if there is a long-term appreciation in the value for our common stock.

In addition, in order to align the longer-term interests of the individual non-employee directors with shareholders, non-employee directors also will receive an annual grant of nonqualified options to purchase shares of common stock, with an exercise price equal to the fair market value of the stock at the date of grant. See “The Board of Directors—Director Compensation.”

We currently have stock options outstanding under two stock option plans: the 1994 Stock Option Plan and the 2004 Stock Option Plan. As of December 27, 2009:

•

options to purchase 62,050 shares of common stock were outstanding under the 1994 Stock Option Plan. No additional options may be granted under the 1994 Stock Option Plan, which expired in October 2004 (outstanding options granted under the 1994 Stock Option Plan remain subject to the terms and conditions thereof); and

•	options to purchase 182,896 shares of common stock were outstanding under the 2004 Stock Option Plan, and 129,522 shares of common stock remain available for grants thereunder.

The Board of Directors believes that the Company needs additional shares available for future stock option grants over the next several years in order to continue to provide the appropriate retention and incentive functions. Having an insufficient number of shares available for option grants would adversely affect our ability to attract and retain employees, officers, and directors. For this reason, the Board has approved the 2010 Stock Option Plan, subject to shareholder approval. Approval of this proposal will permit Tully’s to continue to use stock options as an element of the compensation for our directors and key employees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 2 TO APPROVE THE 2010 STOCK OPTION PLAN

Terms of the 2010 Stock Option Plan

The complete text of the 2010 Stock Option Plan is set forth as Appendix A to this proxy statement. The following summary description is qualified in its entirety by reference to the full text of the 2009 Plan.

Purpose of the 2010 Stock Option Plan.    The purpose of the 2010 Stock Option Plan is to enable Tully’s to attract and retain the services of (i) selected employees, officers and directors of Tully’s or any parent or subsidiary of Tully’s and (ii) selected nonemployee agents, consultants, advisers and independent contractors of Tully’s or any parent or subsidiary of Tully’s.

Administration.    The 2010 Stock Option Plan shall be administered by the Board of Directors which shall determine and designate the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the 2010 Stock Option Plan, the Board of Directors may adopt and amend rules and regulations relating to administration of the 2010 Stock Option Plan and make all determinations in the judgment of the Board of Directors necessary or desirable for the administration of the 2010 Stock Option Plan. The Board of Directors may delegate to any committee of the Board of Directors any or all authority for administration of the 2010 Stock Option Plan. The Board of Directors may delegate to any officer or officers of the Company authority to grant awards under the 2010 Stock Option Plan, subject to any restrictions imposed by the Board of Directors.

Maximum Number of Shares.    The 2010 Stock Option Plan provides that up to 312,500 shares of common stock may be issued pursuant to the 2010 Stock Option Plan. These numbers would be adjusted for changes in our capital structure, such as a stock split or reverse stock split. If any option expires or is surrendered, cancelled or terminated for any reason without having been exercised the shares underlying such option shall again be available for grant under the 2010 Stock Option Plan.

Types of Options.    The options granted may be either incentive stock options (“ISOs”) or non-qualified stock options, although ISOs may be granted only to employees. The Board determines the term of each option and when options are exercisable.

Eligible Participants.    Eligible participants are current or future employees (including employees who are directors), officers, independent directors, agents, consultants, advisers and independent contractors. The Board has the authority to select the persons to whom awards are granted. We have no commitments to grant any options under the 2010 Stock Option Plan to any director, executive officer or other employees.

Term.    The 2010 Stock Option Plan shall continue in effect until all shares available for issuance under the 2010 Stock Option Plan have been issued. The Board of Directors may suspend or terminate the 2010 Stock Option Plan at any time except with respect to options then outstanding under the 2010 Stock Option Plan. Termination of the Plan shall not affect any outstanding options.

Terms of Grant; Exercise of Options.    The Board of Directors may grant options under the 2010 Stock Option Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the exercise price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option. In general, no option granted under the 2010 Stock Option Plan may be exercised unless at the time of exercise the optionee is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the date the option was granted.

Nontransferability.    Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the 2010 Stock Option Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and (ii) during the optionee’s lifetime, shall be exercisable only by the optionee.

Termination of Employment.    Unless otherwise determined by the Board of Directors, if an optionee’s employment or service with Tully’s terminates for any reason other than (i) due to total disability or death or (ii) for “cause” or resignation in lieu of dismissal, his or her option may be exercised at any time before the expiration date of the option or the expiration of 30 days after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. Unless otherwise determined by the Board of Directors: (i) if an optionee’s employment or service with the Company terminates because of total disability, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination; (ii) if an optionee dies while employed by or providing service to the Company, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of death and only by the person or persons to whom the optionee’s rights under the option shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death; (iii) if an optionee is terminated for cause or resigns in lieu of dismissal, any option granted hereunder shall be deemed to have terminated as of the date of termination or resignation, and such optionee shall thereupon have no right to purchase any shares of Common Stock pursuant to the exercise of such option, and any such exercise shall be null and void.

Option Price.    The option price per share shall be determined by the Board of Directors at the time of grant. Generally, the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant a may be any amount determined by the Board of Directors.

Changes in Capital Structure.    If the outstanding Common Stock of Tully’s is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Tully’s by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, so that the optionee’s proportionate interest before and after the occurrence of the event is maintained.

Amendment of the Plan.    The Board of Directors may at any time modify or amend the 2010 Stock Option Plan in any respect. In general, however, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder.

Certain U.S. Tax Consequences of the 2010 Stock Option Plan

To ensure compliance with Internal Revenue Service Circular 230, you are hereby notified that: (i) this discussion was not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that may be imposed under federal tax law; (ii) this discussion was written to support the promotion or marketing (within the meaning of IRS Circular 230) of the 2010 Stock Option Plan; and (iii) each participant should seek advice based on his or her particular circumstances from an independent tax advisor.

The following is a general discussion of certain U.S. federal income tax considerations concerning options granted under the 2010 Stock Option Plan. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations, administrative rulings, and judicial decisions as of the date hereof, and such authorities may be repealed or modified, possibly with retroactive effect so as to result in federal income tax consequences different from those discussed below. This discussion does not provide individual tax advice to optionees and does not purport to discuss all tax considerations that may be relevant to a particular optionee’s circumstances, including applicable state, local or foreign tax consequences.

Certain stock options granted pursuant to the 2010 Stock Option Plan are intended to be incentive stock options as defined in Code Section 422. Other stock options are intended not to be incentive stock options and are referred to as “Non-qualified Stock Options.”

Incentive Stock Options (“ISOs”).    Pursuant to U.S. federal income tax law now in effect, the grant of an ISO under the 2010 Stock Option Plan will not result in taxable income at the time of grant for the optionee or a deduction at that time for Tully’s. The optionee also will have no taxable income upon exercising an ISO. However, the amount, if any, by which the fair market value of shares issued upon exercise of an ISO exceeds the exercise price is included in the optionee’s alternative minimum taxable income and, under certain conditions, may be subject to alternative minimum tax. Tully’s will receive no deduction when an ISO is exercised.

Generally, if an employee exercises an ISO and holds the shares for at least two years from the date of grant and one year from the date of exercise, then at disposition of the shares, the optionee will recognize long-term capital gain or loss equal to the difference between the sale price and the option exercise price. Shares obtained by exercise of an ISO that are sold without satisfying these holding periods (a “Disqualifying Disposition”) will result in recognition of compensation income to the optionee in an amount equal to the excess, if any, of the market value of the shares on the exercise date over the exercise price. Any additional gain realized upon the Disqualifying Disposition will be short-term or long-term capital gain depending on the length of time the stock is held after exercise. A special rule generally limits the amount of compensation income that must be recognized upon a Disqualifying Disposition to the gain on the sale—the excess, if any, of the amount realized on the sale over the exercise price.

Certain option agreements may permit the exercise of ISOs using previously acquired shares (the “ISO Exercise Shares”). If an optionee exercises an ISO using ISO Exercise Shares to acquire new shares (the “ISO Option Shares”), the tax results will be as set forth above, with the following exceptions. If the ISO Exercise Shares were acquired on exercise of an ISO and the applicable holding periods have not been satisfied with respect to the ISO Exercise Shares, the optionee will be treated as having made a Disqualifying Disposition of the ISO Exercise Shares, and accordingly will have ordinary compensation income with respect to the ISO Exercise Shares for the year of disposition.

In addition, the ISO Option Shares will be divided into two groups for purposes of determining the tax consequences upon their disposition. The first group, consisting of the number of ISO Option Shares equal to the number of ISO Exercise Shares, will have a tax basis equal to the original cost of the ISO Exercise Shares increased by any amount treated as compensation income on either the acquisition or disposition of the ISO Exercise Shares. The second group, consisting of the balance of the ISO Option Shares, will have a tax basis of zero. The gain upon sale or other disposition of ISO Option Shares will be the excess, if any, of the amount received over the tax basis of the shares. If the ISO Exercise Shares were acquired on exercise of an ISO and the applicable holding periods have been satisfied with respect to the ISO Exercise Shares, the ISO Option Shares in the first group will be treated for tax purposes as if acquired under the same plan at the same time as the ISO Exercise Shares. Only shares in the second group will effectively be subject to the ISO holding periods, and on a Disqualifying Disposition of those shares an amount equal to their fair market value on the date of exercise will be treated as compensation income. Disposition of any ISO Option Share will be treated as a disposition of a share in the second group, however, until either all of the shares in the second group have been disposed of or the holding periods have been satisfied. Before exercising an ISO using previously acquired shares, optionees should consult their individual tax advisers.

In general, there will be no federal income tax consequence to Tully’s in connection with the exercise or disposition of an ISO, except that Tully’s may be entitled to a deduction in the case of a Disqualifying Disposition. In that case, Tully’s may be entitled to a deduction equal to the amount of compensation income recognized by the optionee.

Currently, income tax withholding and employment taxes do not apply to the exercise of an ISO or to the disposition of shares acquired upon the exercise of an ISO. Future changes in or clarifications of the tax laws may cause Tully’s to conclude that such taxes apply to exercise or disposition of an ISO.

Non-qualified Stock Options.    Pursuant to U.S. federal income tax law now in effect, no income is realized by the grantee of a Non-qualified Stock Option pursuant to the 2010 Stock Option Plan if the option price is not less than the fair market value of the shares on the date of grant. Upon exercising a Non-qualified Stock Option, the optionee will recognize compensation income in the amount, if any, by which the fair market value at the time of exercise exceeds the exercise price. Generally, Tully’s will be entitled to a deduction for the same amount. Tully’s generally is required to withhold federal income and employment taxes on all amounts treated as compensation income to optionees.

Upon sale of shares obtained by exercising a Non-qualified Stock Option, the amount by which the sale proceeds exceed the market value of the shares on the date of exercise will constitute long-term capital gain if the shares have been held for more than one year.

Certain option agreements may permit the exercise of Non-qualified Stock Options using previously acquired shares (the “NQSO Exercise Shares”). If an optionee exercises a Non-qualified Stock Option using NQSO Exercise Shares, the tax results will be as set forth above, except that for purposes of determining the tax consequences upon disposition of the shares acquired upon exercise of the option (the “NQSO Option Shares”) the NQSO Option Shares will be divided into two groups. The first group, consisting of the number of NQSO Option Shares equal to the number of NQSO Exercise Shares, will have a tax basis equal to the original cost of the NQSO Exercise Shares increased by any amount treated as compensation income on the acquisition of the NQSO Exercise Shares. The second group, consisting of the balance of the NQSO Option Shares, will have a tax basis equal to the market value of the shares on the date of exercise of the option. The gain upon disposition of NQSO Option Shares will be the excess of the amount received over the tax basis of the shares. If the NQSO Exercise Shares were acquired on exercise of an ISO, the NQSO Option Shares in the first group will be treated for tax purposes as if acquired under the same plan at the same time as the NQSO Exercise Shares. The use of shares previously acquired on exercise of an ISO to exercise a Nonqualified Stock Option will not be treated as a Disqualifying Disposition of the NQSO Exercise Shares even if the applicable holding periods have not been satisfied with respect to the NQSO Exercise Shares at the time of exercise.

Pursuant to Code Section 409A, participants in deferred compensation plans may be required to recognize income when rights under the plan vest, rather than when the rights are exercised or paid, and may be subject to certain excise taxes. Generally, Non-qualified Stock Options are not considered deferral of compensation for purposes of Code Section 409A if: (1) the exercise price of the option may never be less than the fair market value of the underlying stock on the date the option is granted, (2) the option is subject to general compensation tax rules, and (3) the option does not include any feature for the deferral of compensation other than the deferral of recognition of income until the later of (i) exercise or disposition pursuant to Treasury Regulations Section 1.83-7, or (ii) the time that the stock acquired pursuant to the exercise of the option first becomes substantially vested as that term is defined in Treasury Regulations Section 1.83-3(b). Because Tully’s anticipates that option grants made pursuant to the 2010 Stock Option Plan will satisfy the foregoing requirements, these restrictions on deferral of compensation should not apply. If any of these requirements is not applicable, an optionee should consult his or her personal tax adviser.

Code Section 162(m) limits to $1 million per person the amount Tully’s may deduct for compensation paid to certain officers and certain of its most highly compensated employees. Compensation received through the exercise of stock options is not subject to this $1 million limit if the option and plan meet certain requirements, including that options be granted with an exercise price of not less than fair market value. Tully’s intends to grant stock options meeting the requirements of Code Section 162(m) and applicable regulations.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

(As of December 27, 2009)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
1994 Option Plan	62,050	$8.09	—
2004 Option Plan	182,896	$10.77	129,522
Equity compensation plans not approved by security holders*	85,075	$0.08	—

Total	330,021	$7,79	129,522

*	These options were granted by our chairman to employees and third parties and may be exercised to purchase shares of Tully’s Common Stock owned by our chairman. We refer to these options as being granted under the “Founder’s Stock Option Plan.” We do not expect any additional options to be granted under the Founder’s Stock Option Plan.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has approved and the Board of Directors has ratified the appointment of Moss Adams LLP as independent registered public accounting firm of Tully’s for Fiscal 2010. The Board of Directors has further directed that the selection of such independent registered public accounting firm be submitted for advisory ratification by the shareholders at the Annual Meeting.

Under the Sarbanes-Oxley Act of 2002, the independent registered public accounting firm must be selected solely by Tully’s Audit Committee. Accordingly, the ratification vote by the shareholders is purely advisory. If the shareholders do not ratify this selection, the Board of Directors may ask the Audit Committee to reconsider its selection of Moss Adams LLP and the Audit Committee may continue to retain this firm or appoint a new independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firms at any time during the year if the Audit Committee determines that such a change would be in the best interests of our shareholders.

The Audit Committee of the Board of Directors appointed Moss Adams LLP in connection with the examination of the Fiscal 2009 financial statements and the financial statements for the fiscal years ending March 30, 2008 (“Fiscal 2008”) and April 1, 2007 (“Fiscal 2007”).

Audit Committee Preapproval Policy; Fees Paid to Moss Adams LLP

The Audit Committee does not have a written preapproval policy. However, as a matter of practice, prior to engaging our independent registered public accounting firm for any services, we obtain the prior approval of the Audit Committee. All of the audit, audit-related, tax and other fees were approved by the Audit Committee.

The following table shows the fees billed to us by Moss Adams LLP in Fiscal 2009 and Fiscal 2008:

	Fiscal 2009	Fiscal 2008
Audit Fees(1)	$253,062	$412,500
Audit-Related Fees(2)	—	29,100
All Other Fees(3)	39,763	15,100

Total Fees	$292,825	$456,700

(1)	Audit services consisted of the examination of our consolidated financial statements, quarterly reviews of interim financial statements and consultation in connection with the evaluation of a possible business integration opportunity and the attempted initial public offering.
(2)	Audit-related fees relate primarily to consultation in connection with the settlement of litigation and various other matters.
(3)	Tax services of Moss Adams were for state, federal, and international tax compliance and tax advice services.

Moss Adams LLP has advised Tully’s that neither that firm nor any of its associates has any relationship with Tully’s other than the usual relationship that exists between the independent registered public accounting firm and clients.

Representatives of Moss Adams LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3 TO RATIFY THE APPOINTMENT OF MOSS ADAMS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 28, 2010.

PROPOSAL FOUR: TO APPROVE ANY PROPOSAL TO ADJOURN THE MEETING TO A LATER DATE TO SOLICIT ADDITIONAL PROXIES, IF THERE ARE INSUFFICIENT VOTES FOR APPROVAL OF PROPOSALS (1) PROPOSAL (2), OR PROPOSAL (3) AT THE TIME OF THE 2010 MEETING.

As described above, our Board of Directors has unanimously determined that Proposals (1), (2) and (3) are in the best interests of our shareholders and recommends that you vote “FOR” all three proposals. We may elect to adjourn the 2010 Meeting to solicit additional proxies if it appears at the time of the 2010 Meeting that an insufficient number of votes will be cast to approve any of such the proposals.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF PROPOSAL FOUR TO APPROVE ANY PROPOSAL TO ADJOURN THE 2010 MEETING TO A LATER DATE TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE APPROVAL OF EACH OF PROPOSAL (1), PROPOSAL (2), AND PROPOSAL (3), IF THERE ARE INSUFFICIENT VOTES FOR SUCH APPROVAL AT THE 2010 MEETING.

PROPOSAL FIVE: SHAREHOLDER PROPOSAL

Kristopher S. Galvin of 21338 SE 265th Street, Maple Valley, WA 98038-6106 has advised Tully’s that he intends to introduce the following proposal at the 2010 Meeting. Mr. Galvin is the beneficial owner of 15,371 shares of Tully’s Common Stock, representing approximately 0.4% of our outstanding Common Stock. Mr. Galvin does not own any of our outstanding Series A or Series B Preferred Stock.

The proposed resolution, as furnished to us by Mr. Galvin, is as follows:

“This proposal is to provide increased shareholder control over the direction and the governance of the Company: to ensure that incumbent directors are more responsive to all classes of shareholders, to encourage an ongoing changeover of board membership and bring fresh views to the board, to provide shareholders with real choice in the election of directors and to subject the compensation of board members to the approval of the shareholders.

Article IV of the Articles of Incorporation shall be amended and restated as follows:

ARTICLE IV. DIRECTORS

4.1 Number of Directors.

Except as provided in this Article IV, the number of Directors of this Corporation shall be fixed by the Bylaws and may be increased or decreased from time-to-time in the manner specified therein.

4.2 Nomination and Election of Directors.

a.    Except as provided in this Article 4.2, the nomination and election of Directors of this Corporation shall be determined in accordance with the Bylaws.

b.    No person who has served as a Director for eight or more years during the previous ten year period (nor any spouse, sibling, or child of such a person) may serve as a Director of the Corporation unless such person is elected by the affirmative vote of not less than a majority of the outstanding shares of each class of stock of the Corporation, voting separately as a class. If elected or reelected as provided herein, the term of such person shall be not more than 14 months unless such person is reelected before the end of that 14 month period by the affirmative vote of not less than a majority of the outstanding shares of each class of stock of the Corporation, voting separately as a class.

4.3 Compensation of Directors.

a.    Compensation paid to Directors of the Corporation shall be determined by a vote of the Board of Directors but shall not exceed the amounts provided in this Article 4.3.

b.    During the twelve month period following the adoption of this Article 4.3 and during any calendar year subsequent to its adoption, the total cash compensation paid to any Director (for salaries, bonuses, directors fees or otherwise) shall not exceed the greater of (1) $25,000 (plus $5,000 each for the chair of the Audit Committee and the Nominating and Governance Committee) or (2) the amount most recently approved by the affirmative vote of a majority of the outstanding shares of the Corporation, voting as a single class of stock, at the annual meeting of the shareholders.”

The Board of Directors’ Statement in Opposition

The Board of Directors recommends that you vote “AGAINST” the proposal for the following reasons:

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First, the proposal purports to effect an amendment to our Articles of Incorporation directly by shareholder vote. Neither our Articles of Incorporation nor the Washington Business Corporations Act (“WBCA”), however, provide a procedure by which shareholders of Tully’s may amend the Articles of Incorporation without the Board of Directors recommending, or at least proposing without recommendation, the amendment. Because the Board believes that the proposal is not in the best interests of the Company for the substantive reasons described below, the Board does not recommend that shareholders approve the proposal. Consequently, we believe that the proposal, if approved by shareholders, could not be immediately implemented and we would be obligated to expend resources to determine the legal effect of the proposal.

•

Second, the proposal, if approved, may require that directors who are elected at the Annual Meeting be removed from office. The Board of Directors has been advised that, as a matter of Washington law, it is unclear whether shareholder approval of the proposal is sufficient for the lawful removal of duly elected directors from office. The Board of Directors at this time does not take a position whether the proposal, if approved, would be legally effective. If the shareholder proposal is approved, the Board of Directors will then expend company resources to determine the legal effect of the proposal and how to implement it.

If our shareholders approve the proposal, we will develop a plan to implement it, although the Board of Directors believes that resolving the status of the proposal could be time consuming and costly to Tully’s and distract us from executing our business plan.

In addition to the foregoing reasons, the Board of Directors opposes the proposal on the following substantive grounds.

Opposition to Term Limits

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Enforcing term limits on our directors could result in the premature departure of directors who have acquired extensive knowledge of our history and business operations and therefore have valuable insights regarding the development and implementation of our long-term strategies. Our Board of Directors is better able to make fundamental decisions for Tully’s with directors who have extensive knowledge of the Company and its history and who are familiar with our long-term goals and strategic vision.

•

The composition of the Tully’s Board of Directors historically has included both individuals with a long tenure on the Board and individuals who bring fresh insights to our operations and plans. For example, two of our seven current directors have served on the Board for less than six months, and the median tenure of our current directors is four years.

•

Tully’s will be able to recruit more talented directors without term limits. Longer terms offer more stability and more opportunity for directors to see the results of their work over time. Directors who know they are making a long-term commitment to Tully’s will be willing to invest the time necessary to learn about Tully’s and develop a commitment to our business and strategic vision.

•

Our Board of Directors has adopted standards to assist it in determining director independence. These standards must be met by the independent directors not only at the time of initial election to the Board, but continuously throughout the term of each independent director’s service.

•

Each director of Tully’s, no matter how long serving on the Board of Directors, is required to fulfill strict fiduciary duties to Tully’s in the performance of his or her service on the Board of Directors, including a duty of loyalty and a duty of care to the corporation.

Opposition to Limits on Compensation of the Board of Directors

•

Approval of this proposal would make it more difficult for an employee of the Company to serve as a director. Because the proposal would limit total cash compensation paid to our directors from any source—including salary—our senior management would be precluded serving on the board unless the employee’s compensation arrangement were approved by a shareholder vote. Historically we have included our President or chief executive officer on our Board because we believe senior management’s perspectives on the issues addressed by the Board are critically important. If our senior management were unable or unwilling to serve on the board as a result of this proposal, we would continue to consider their views on the issues addressed by the Board but they would be unable to fully participate in Board meetings, including with respect to voting on matters submitted for Board action.

•

Our Governance and Nominating Committee, which is comprised of three independent directors and one non-independent director, provides experienced, effective, and independent oversight and is in the best position to determine the proper structure of director compensation. The Committee engages in a detailed review and assessment of external market data and the performance of the Company and its directors. In June 2009, for example, the Board approved a director compensation policy, described below under “The Board of Directors—Director Compensation,” that was based in part on the Board’s assessment of a third-party market survey of compensation practices adopted by companies of size and complexity comparable to us. This assessment was performed to provide a total compensation arrangement that would enable the Company to attract, motivate, and retain directors needed to achieve the Company’s business objectives.

•

Approval of this proposal could put Tully’s at a competitive disadvantage with respect to recruiting and retaining experienced directors. A competitive compensation program that takes into consideration a wide range of complex factors, including changes in strategic goals, changing economic and industry conditions, accounting requirements, tax laws and the competitive compensation practices of other companies, is essential to our long-term success. The Board believes that it is important that it retain the flexibility to establish compensation for the Company’s directors in a manner that balances these influences so that the Company can continue to attract and retain directors of outstanding ability and motivate them to achieve superior performance.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL NUMBER FIVE.

THE BOARD OF DIRECTORS

Board Meetings and Committees

The Board of Directors met 11 times during Fiscal 2009. Throughout the period, each director participated in more than 75% of the combined total number of meetings of the Board of Directors and the committees of the Board of Directors on which such director served.

The Board of Directors has an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. The charters for each of our board committees may be accessed on the Internet at www.tullyscoffeeshops.com/company/investor_relations.aspx. The Executive Committee of the Board has been disbanded and its duties are now carried out by the full Board of Directors.

Audit Committee:    The Audit Committee meets at least quarterly with Tully’s management and the independent registered public accounting firm to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, select and appoint the independent registered public accounting firm and receive and consider the independent registered public accounting firm’s comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee met five times during Fiscal 2009. The Audit Committee is currently composed of Mr. Fluke (chair), Mr. Hood, and Ms. Hendrickson. The Board of Directors has determined that Mr. Fluke is an “audit committee financial expert” as defined by SEC rules. The Audit Committee’s report for Fiscal 2009 is set forth below beginning on page 36.

Compensation Committee.    The Compensation Committee makes recommendations to the Board of Directors regarding salaries, incentives and other forms of compensation for our officers and other key employees, and administers policies relating to compensation and benefits, including Tully’s 2004 Stock Option Plan. The Compensation Committee’s report on executive compensation for Fiscal 2009 is set forth below beginning on page 27. The Compensation Committee did not meet during Fiscal 2009. The Compensation Committee is currently composed of Messrs. Hubert (chair) and Neubauer.

Governance and Nominating Committee.    The Governance and Nominating Committee recommends to the Board of Directors the slate of director nominees for election by the shareholders, nominees to be appointed by the Board of Directors to fill vacancies on the Board of Directors, and the directors to be selected for membership and chairmanship of the committees of the Board of Directors. In addition, this committee addresses general corporate governance matters on behalf of the Board of Directors. The Governance and Nominating Committee met one time during Fiscal 2009 and is currently composed of Mr. Hood (chair), Mr. Fluke, Ms. Hendrickson, and Mr. O’Keefe.

The Governance and Nominating Committee identifies, investigates and recommends prospective nominees to the Board of Directors with the goal of creating a balance of knowledge, experience and diversity. All candidates, including those recommended by shareholders, are evaluated on the same basis in light of all of their credentials and the needs of the Board of Directors and the Company. Of particular importance are the candidate’s integrity and judgment, professional achievements and experience relative to Tully’s business and strategic challenges, his or her potential contribution to the culture and diversity of the Board of Directors, and his or her ability and willingness to devote sufficient time to Board duties. Candidates are also evaluated in light of Board policies, independence, tenure and service on other boards. Candidates with appropriate qualifications are interviewed in person, typically by the Chairman, the chair of the Governance and Nominating Committee, and other directors. The Committee evaluates incumbent directors who are being considered for re-nomination in light of the above considerations and their past contributions to the Board of Directors.

It is the policy of Tully’s Governance and Nominating Committee to consider any candidates for the Board of Directors recommended by shareholders on the same basis as other candidates, if the candidates are properly and timely submitted in accordance with the procedures established by the Company. Shareholders wishing to nominate candidates for the Board of Directors should follow the procedures described in the section entitled “Proposals of Shareholders” which can be found on page 39.

Director Compensation

The Governance and Nominating Committee of the Board of Directors, which is comprised of two independent directors, is responsible for evaluating compensation levels and compensation programs for our Board of Directors and for making recommendations to the Board of Directors regarding appropriate compensation awards for directors. The director compensation program is designed to attract, retain and motivate experienced non-employee (outside) directors, to optimize long-term shareholder value and reward directors based on the extent of their participation on the Board of Directors and its committees. Generally, the Governance and Nominating Committee makes an annual recommendation regarding the structure of the non-employee director compensation program, considering the factors described above and considering information regarding director compensation programs for other comparable companies.

On June 25, 2009, the Board approved a director compensation policy applicable for Fiscal 2010. The policy provides that non-employee directors will receive a quarterly cash payment of $5,000 plus a per-meeting cash fee of $1,000 per Board meeting and $500 per meeting of the Audit, Compensation, Executive, and Governance and Nominating committees, paid after completion of the fiscal year. For Fiscal 2010, non-employee directors also will receive an annual grant of nonqualified options to purchase shares of common stock having a fair value on the date of grant equal to $34,000, an exercise price equal to the fair market value of the stock at the date of grant, and a term of ten years. Our Chairman of the Board will receive a quarterly cash payment of $10,000 plus a per-meeting cash fee of $1,000 per Board meeting and $500 per committee meeting.

Compensation amounts are generally subject to prorating for directors whose terms commence or expire during the fiscal year. Further, after the completion of the fiscal year, the Governance and Nominating Committee will consult with the Board and management to assess whether any directors may have provided services to the Company that may not adequately be considered in the compensation determined by the formulae set forth above, and if so, additional cash compensation or stock options may be awarded if approved by the Board.

Directors will be reimbursed for reasonable expenses incurred in attending Board and committee meetings.

DIRECTOR COMPENSATION FOR FISCAL 2009 (paid in Fiscal 2010):

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	Total ($)
Marc W. Evanger(3)	$18,000	$2,221	$20,221
John M. Fluke	$23,000	$2,221	$25,221
Lawrence L. Hood	$23,500	$2,221	$25,721
Gregory A. Hubert	$21,000	$1,586	$22,586

(1)	The amounts in this column were calculated with respect to Fiscal 2009 utilizing the provisions of Statement of Financial Accounting Standards, or SFAS, No. 123R, “Share-Based Payments,” excluding the effects of estimated forfeitures. See Note 18 of the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K regarding assumptions underlying valuation of equity awards. The full grant date fair value of the Fiscal 2009 awards to each director is as follows:

Name	Option Shares Granted (#)	Option Awards Value ($)
Marc W. Evanger	1,750	$2,221
John M. Fluke	1,750	$2,221
Lawrence L. Hood	1,750	$2,221
Gregory A. Hubert	1,250	$1,586

(2)	The aggregate numbers of option awards outstanding for each director in the table set forth above as of December 27, 2009 were as follows:

Name	Aggregate Options Outstanding (#)
John M. Fluke	5,818
Lawrence L. Hood	8,583
Gregory A. Hubert	4,629

(3)	Mr. Evanger resigned as a director effective on October 18, 2008.

Indemnification of Officers and Directors

Our articles of incorporation and bylaws allow us to indemnify our officers and directors to the fullest extent permitted by the Washington Business Corporation Act, or WBCA. It also contains provisions that provide for the indemnification of directors of the Company for third party actions and actions by or in the right of the Company that mirror applicable provisions of the WBCA.

In addition, our articles of incorporation state that we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the corporation would have the power to indemnify such person against such liability under the WBCA. We also have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and greater-than-10% shareholders file reports with the Securities and Exchange Commission (“SEC”) with respect to their initial beneficial ownership of our equity securities and any subsequent changes in such ownership. They must also provide us with copies of the reports.

To the Company’s knowledge, based solely on the review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with for Fiscal 2009.

EXECUTIVE COMPENSATION

Executive Officers and Key Employees

In addition to Messrs. O’Keefe and Pennington, whose background and experience are described on page 8, the following are our current executive officers and key employees:

Andrew M. Wynne—Vice President and Chief Financial Officer.    Mr. Wynne, 34, was promoted to Vice President and Chief Financial Officer on January 28, 2008. Mr. Wynne, CPA, served as our controller from June 16, 2006 until January 27, 2008. From September 22, 2005 until June 16, 2006 he was our finance director. From December 3, 2004 until September 22, 2005 Mr. Wynne served as Corporate Assistant Controller for Fisher Broadcasting, Inc., a Seattle-based communications company that owns or manages television stations and radio stations. From August 26, 2002 until December 3, 2004, Mr. Wynne was our assistant controller. Mr. Wynne began his career at KPMG and holds a B.A. in Business Administration from Gonzaga University.

Our other key employees are:

Ronald G. Gai, Vice President of Licensing and Franchising.    Mr. Gai, 53, was promoted to Vice President of Licensing and Franchising in March 2009. Mr. Gai joined the Tully’s team in May 2002 when he served as our National Grocery Director until April 2007. From April 2003 until March 2009, he served as the Company’s Vice President Wholesale. Previously, Mr. Gai served as director of trade development for Franz/Gai’s Bakeries in the Northwest. His responsibilities included increasing market share among grocery stores and large retail chains. Prior to the acquisition of Gai’s Bakeries in 1996, Mr. Gai, as a principal of the company, was instrumental in building the family-owned business into the largest bakery in the Northwest. He also played a key role in the company’s expansion, which included Seattle’s Langendorf Bakery and Venice Bakery of Vancouver, B.C. In addition, he oversaw the development of new brands such as Seattle Sourdough, Country Hearth, and Poulsbo breads. Mr. Gai is a native of Seattle

Martin T. Walker, Vice President of Retail Operations.    Mr. Walker, 39, was promoted to Vice President of Retail operations in August 2009. Mr. Walker joined Tully’s in January 2006 as Director of Database Marketing, and held the position of Vice President Marketing and Merchandising and Director of Merchandising and Loyalty prior to being named to his current position. Previously, Mr. Walker was with the Seattle Sonics & Storm for nine years, serving in director-level positions in merchandising, ticket sales and interactive marketing. Mr. Walker brings over 20 years of experience in sales and merchandising to the Tully’s leadership team.

Scott E. Earle, Vice President of Marketing and Business Development.    Mr. Earle, 33, was promoted to Vice President of Marketing in August 2009. Mr. Earle has been with Tully’s Coffee since March 2006, and most recently served as Director of Business Development & Loyalty where he was responsible for all direct to consumer product sales and programs including Tully’s Cards, fundraising coffee and co-branded specialty products. Before joining Tully’s, Mr. Earle spent six years with the Seattle Sonics & Storm working in sales and public relations. While with the Sonics, he was honored as an NBA President’s Club member for sales excellence in 2005, and was instrumental in co-founding the Battle in Seattle basketball showcase series for Gonzaga University. Mr. Earle holds a Bachelor of Arts in Public Relations from Central Washington University.

Compensation Discussion and Analysis

The primary goals of the Compensation Committee of our Board of Directors with respect to executive compensation are to attract, retain and motivate the most talented and dedicated executives possible, to tie annual and long-term cash and stock incentives to achievement of specified performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these goals, the Compensation Committee intends to implement and maintain compensation plans that tie a substantial portion of executives’ overall compensation to key strategic goals such as increasing store count as well as other financial and operational performance, as measured by metrics such as net sales, comparable store sales, average unit volume, EBITDA and Adjusted EBITDA. The Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in the retail food and beverage industry while taking into account our relative performance and our own strategic goals.

There are several elements of our executive compensation package. A significant portion of our overall compensation to officers is tied to company performance. The Compensation Committee believes that a portion of the total cash compensation for executive officers should be based on our success in meeting our short-term performance objectives and contributions by the executive officers that enable us to meet our long-term objectives, and has structured the executive compensation program to reflect this philosophy. This approach creates a direct incentive for executive officers to achieve desired short-term corporate goals that also further our long-term objectives, and places a portion of each executive officer’s annual compensation at risk. Stock option awards are designed to retain executive officers and to motivate them to optimize shareholder value by aligning the financial interests of executive officers with those of shareholders. We make stock option grants in an effort to encourage an ownership culture among our employees and to provide longer term performance and retention rewards.

Elements of Compensation

Executive compensation consists of following elements:

Base Salary.    Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Base salaries are reviewed generally once per year, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, contractual requirements, performance and experience, as well as the Company’s financial condition. During Fiscal 2004 and Fiscal 2005, when our operations continued to be negatively impacted from earlier years, we generally did not raise the base salaries of our executive officers. During Fiscal 2006 we devoted our capital resources to an expansion plan. Because we did not realize the benefits of this plan during that year, we again chose generally not to increase our executive officers’ base salaries. No base salary adjustments were made for our executives in Fiscal 2007. In the fourth quarter of Fiscal 2007, the Compensation Committee reviewed these factors for each executive officer and, effective for Fiscal 2008, increased the base salaries of certain executive officers as necessary to competitively compensate and retain them. As of March 29, 2009, the Compensation Committee has no plans to change the base salaries of executive officers for Fiscal 2010.

Incentive and Discretionary Bonus Plans.    The Senior Management Incentive Plan is designed to (i) attract and retain outstanding executive officers capable of leading the Company to fulfillment of its business objectives, and (ii) establish an appropriate link between executive compensation and achievement of the Company’s strategic and financial performance goals, including the enhancement of shareholder value. The Senior Management Incentive Plan is intended to provide rewards to participants who, because of the extent of their responsibilities, can make significant contributions to the success of the Company by their ability, loyalty and exceptional services.

Participants in the Senior Management Incentive Plan will be eligible to receive cash and equity incentive bonuses upon the achievement of objectives of the Company, as determined by the Compensation Committee. These objectives will vary depending on the individual participant, but generally relate to strategic factors such as retail sales growth and to financial factors such as improving the Company’s results of operations and EBITDA growth. The particular performance criteria will be pre-determined for the given year.

The Compensation Committee may award a discretionary bonus to executive officers to reward outstanding personal achievement during the year. The actual amount of discretionary bonus is determined following a review of each executive’s individual performance and contribution to our strategic goals; this review is conducted during the first quarter of the subsequent fiscal year. The Compensation Committee has not fixed a maximum payout for any officers’ annual discretionary bonus. No discretionary bonuses were paid to our executive officers for Fiscal 2007 or Fiscal 2008.

On April 15, 2009 the Compensation Committee awarded to Carl Pennington and Andy Wynne $50,000 in recognition for outstanding achievement and contributions to attaining the Company’s strategic goals during the

13 week period ended March 30, 2008, and Fiscal 2009. Additionally the Compensation Committee awarded to Carl Pennington and Tom O’Keefe $50,000, and Andy Wynne, $30,000 for the successful closing of the sale of the Company’s wholesale division to Green Mountain Coffee Roasters, Inc. (“GMCR”). Lastly, the Compensation Committee awarded retention bonuses to both Carl Pennington and Andy Wynne in the amount of $50,000 to be paid on April 30, 2010, in the event both continue their employment with the Company.

Stock Options.    The Compensation Committee believes that periodic grants of stock options are a key component of our executive compensation program. Stock options are awarded by the Board of Directors to executive officers based on the executive’s responsibilities, and his or her actual historical contributions and anticipated future contributions to the attainment of our strategic goals.

Our stock option plan authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. Our Compensation Committee is the administrator of the stock option plan. Stock option grants are sometimes made at the commencement of employment or following a significant change in job responsibilities. The Compensation Committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of our president, our vice president and chief financial officer, and our chairman. Periodic grants are made generally once per year for eligible employees. In Fiscal 2008, one named executive officer was awarded stock options in the amounts indicated in the section entitled “Grants of Plan-Based Awards.” Stock options granted by us have an exercise price not less than the fair market value of our common stock on the date of grant, typically vest 33.33% per annum based upon continued employment over a three-year period, and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary for compliance with the Internal Revenue Code of 1986, as amended (the “Code”).

Given the absence of a trading market for our common stock, our Board of Directors, the members of which we believe had extensive business and finance experience, was required to estimate the fair value of our common stock at the time of each option grant. Our Board of Directors has considered objective and subjective factors in determining the value of our common stock at each option grant date, including the following factors: (1) contemporaneous valuation analysis using the income and market approaches; (2) the fact that the option grants involved illiquid securities; (3) contemporaneous, arms-length sales of common stock by us; and (4) the likelihood of achieving a liquidity event, such as an underwritten public offering or sale of the Company, given prevailing market conditions. In addition to the factors identified above, our board engaged outside valuation advisors to assist in its estimate of the fair value of our common stock as of March 29, 2009.

Other Compensation.    Consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s benefits and perquisites, which currently consist of a car allowance, if it deems it advisable. We believe these executive officer benefits and perquisites are currently lower than median competitive levels for comparable companies. We currently have no plans to change either the employment agreements (except as required by law or as required to clarify the benefits to which our executive officers are entitled as set forth herein) or levels of benefits and perquisites provided thereunder.

Compensation Committee’s Processes and Procedures for Consideration and Determination of Executive Compensation

The Compensation Committee oversees all of our executive compensation policies and decisions, including the administration and interpretation of our benefit plans, including the 2004 Stock Option Plan. The Compensation Committee also reviews and approves executive officer compensation, including, as applicable, salary, bonus and incentive compensation levels, equity compensation, severance arrangements, change-in-control agreements, special or supplemental benefits and other forms of executive officer compensation. The Committee periodically reviews regional and industry-wide compensation practices and trends to assess the adequacy and competitiveness of our compensation programs. The Committee’s membership is determined annually by the full board and includes only independent directors. The Committee meets as often as it deems appropriate, but not less frequently than annually.

The board has delegated authority to the Compensation Committee to review and make recommendations with respect to compensation matters, but has retained the authority to approve and take final action on all executive compensation awards.

Role of Executive Officers in Compensation Process

The Compensation Committee also solicits appropriate input from our chairman, our principal executive officer, and our principal financial officer regarding base salary and equity grants for our other executive officers and regarding the administration of our benefit plans.

External Advisors

The Compensation Committee has the authority to engage the services of outside advisors and purchase independent salary surveys to assist the Committee in fulfilling its duties. It did so in April 2009.

Report of Compensation Committee on Executive Compensation

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with the Company’s management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Gregory A. Hubert, Chair

Summary Compensation Table

The following table sets forth information regarding compensation awarded or paid to, or earned by, our principal executive officer during Fiscal 2009 and our two other most highly compensated executive officers serving as the end of Fiscal 2009 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Option Awards ($)(6)	All Other Compensation ($)	Total ($)
Carl W. Pennington, Sr.	2009	$290,000	$100,000	$91,128	$7,200	$488,328
President(1)	2008	60,417	—	18,776	1,500	80,693

Andrew M. Wynne	2009	160,000	80,000	14,482	7,200	261,682
Chief Financial Officer(2)	2008	111,673	—	14,482	1,500	127,655

Tom T. O’Keefe	2009	200,000	50,000	—	9,000	259,000
Founder and Chairman of the Board(3)	2008	129,071	—	—	9,000	138,071

Ronald P. Gai	2009	135,000		15,205	7,200	157,405
Vice President of Wholesale Sales(4)	2008	135,000	—	20,084	7,200	162,284

Mark E. DaCosta	2009	135,000	—	21,531	7,200	163,731
Vice President of Wholesale Operations and Logistics(5)	2008	135,000		28,583	7,200	170,783

(1)	Mr. Pennington was appointed President and principal executive officer on January 15, 2008. Mr. Pennington’s base salary for Fiscal 2009 of $290,000 was paid to Pinnacle Management Inc. A car allowance of $7,200 appears in the All Other Compensation column.
(2)	Mr. Wynne was appointed Chief Financial Officer on January 28, 2008. Mr. Wynne’s base salary was increased in October 2009 to $185,000. A car allowance of $7,200 appears in the All Other Compensation column.
(3)	Mr. O’Keefe’s base salary was $200,000 as of January 1, 2008. A car allowance of $9,000 appears in the All Other Compensation column.
(4)	Mr. Gai’s base salary for Fiscal 2009 was $135,000. A car allowance of $7,200 appears in the All Other Compensation column.
(5)	Mr. DaCosta’s base salary for Fiscal 2009 was $135,000. A car allowance of $7,200 appears in the All Other Compensation column.
(6)	These amounts were calculated utilizing the provisions of SFAS No. 123R, “Share-Based Payments,” excluding the effects of estimated forfeitures. The assumptions underlying the valuation of equity awards are described in Note 17 of the Notes to the Consolidated Financial Statements for Fiscal 2009, included in the annual report to shareholders accompanying this proxy statement.

Grants of Plan-Based Awards

No awards were granted to the Named Executive Officers under our 2004 stock option plan during Fiscal 2009. On June 25, 2009 our Compensation Committee established performance guidelines for the grant of plan-based awards for Fiscal 2010. The performance guidelines require that the Company and the Named Executive Officers achieve certain pre-defined performance metrics, including comparable store sales growth, divisional gross margins, and franchise and license store growth, in order to become eligible for option awards.

Outstanding Equity Awards At Fiscal Year-End

We had no outstanding stock awards at fiscal year end. The following table summarizes the outstanding equity award holdings held by our Named Executive Officers:

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

	OPTION AWARDS
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options(1) (#)		Option Exercise Price ($)(a)	Option Expiration Date
Name	Exercisable	Unexercisable
Carl K. Pennington, Sr.	12,500	50,000	(b)	12.00	1/15/2018
President

Andrew M. Wynne	2,083	4,167	(c)	11.28	2/22/2017
Chief Financial Officer

Tom T. O’Keefe	125	—	*	0.08	11/29/2009
Founder and Chairman of the Board	62	—	*	0.08	4/3/2010
	11,961	—	*	0.08	4/3/2010
	437	—	*	0.08	4/2/2011
	17,979	—	*	0.08	4/2/2011
	62	—	*	0.08	4/4/2011
	62	—	*	0.08	4/25/2011
	1,449	—	*	0.08	4/27/2011
	62	—	*	0.08	5/31/2011
	1,620	—	*	0.08	6/1/2011
	62	—	*	0.08	6/28/2011
	1,144	—	*	0.08	6/29/2011
	62	—	*	0.08	7/12/2011
	62	—	*	0.08	7/26/2011
	724	—	*	0.08	7/27/2011
	62	—	*	0.08	8/2/2011
	62	—	*	0.08	8/20/2011
	906	—	*	0.08	8/31/2011
	62	—	*	0.08	9/26/2011
	724	—	*	0.08	9/28/2011
	62	—	*	0.08	10/12/2011
	62	—	*	0.08	10/18/2011
	62	—	*	0.08	12/5/2011
	62	—	*	0.08	1/24/2012
	62	—	*	0.08	3/21/2012

Ronald Gai	6,250	—	*	0.08	2/20/2013
Vice President of Wholesale Sales	3,125	—	*	2.48	10/23/2013
	2,500	—	*	12.00	5/16/2015
	4,166	2,084	(c)	11.28	2/22/2017

Mark E. DaCosta	2,500	—	*	12.00	8/15/2015
Vice President of Wholesale Operations and Logistics	2,500	—	*	12.00	8/15/2015
	5,000	2,500	(c)	11.28	2/22/2017

John J. Rader
Vice President and General Manager of Supply Chain	—	—	*	—	—

(a)	Amounts represent the exercise price of the stock option awards which is equal to the fair market value of our common stock on the grant date.
(b)	The underlying options vest ratably over a three year period beginning on the grant date of 1/15/08.
(c)	The underlying options vest ratably over a three year period beginning on the grant date of 2/22/07.
*	The underlying options related to this grant are fully vested.

Option Exercises and Stock Vested

Our Named Executive Officers did not exercise any stock options in Fiscal 2009. We have no outstanding restricted stock, stock appreciation rights or similar instruments and accordingly no vesting of such awards during Fiscal 2009.

Employment Agreements and Employment Letters

Carl W. Pennington, Sr.    On March 10, 2008, we entered into a service agreement with Pinnacle Management, Inc. and Mr. Pennington, regarding Mr. Pennington’s service as President of Tully’s effective January 15, 2008. Pinnacle Management is a corporation through which Mr. Pennington’s provides personal services.

Under the terms of the agreement, Tully’s will pay Pinnacle Management a fee of $24,166.66 per month (the “Monthly Fee”), or $290,000 annually, in consideration for Mr. Pennington’s service to Tully’s. In addition, Tully’s will grant Mr. Pennington an option to purchase 62,500 shares of Tully’s common stock, which option will vest and become exercisable in five equal increments of 12,500 shares, beginning on the first anniversary of the grant date. The exercise price per share for the option is the fair market value of Tully’s common stock as of the grant date, as determined by the Board of Directors. Tully’s will pay Pinnacle Management an additional $600 per month for Mr. Pennington’s monthly vehicle costs and reimburse Mr. Pennington for actual out of pocket expenses reasonably related to carrying on his duties and responsibilities as Tully’s President. Mr. Pennington will not be eligible for medical, dental, and certain other employee benefits that Tully’s provides to its employees.

The agreement provides further that, in the event of “change in control,” Pinnacle Management will be entitled to receive a termination fee equal to the greater of (a) $145,000 or (b) the aggregate Monthly Fee for the remaining term of the Agreement. In addition, Mr. Pennington’s options will vest and become fully exercisable upon a change in control. The agreement defines “change in control” to mean (x) a sale of substantially all of the assets of Tully’s to a third party other than as part of a transfer of said assets to an entity directly or indirectly controlled by existing Tully’s shareholders holding a majority of the outstanding shares of the common voting stock of Tully’s, or (y) a sale of more than fifty percent (50%) of the outstanding voting stock of Tully’s to one or more third parties in a single transaction or series of transactions.

The service agreement has a term of one year, renewing annually based on mutual agreement between Tully’s and Mr. Pennington. Mr. Pennington received a bonus of $100,000 in Fiscal 2009.

Andrew M. Wynne.    Mr. Wynne has served as Vice President and Chief Financial Officer since January 2008 at the base salary of $135,000, with a monthly car allowance of $600. In October, 2008, Mr. Wynne’s base salary was increased to $185,000. Mr. Wynne also is entitled to all benefits offered generally to our employees. Mr. Wynne received a bonus of $80,000 in Fiscal 2009.

In the event of “change in control,” Mr. Wynne will be entitled to his current base salary for an additional nine months following the event. The agreement defines “change in control” to mean (x) a sale of substantially all of the assets of Tully’s to a third party other than as part of a transfer of said assets to an entity directly or indirectly controlled by existing Tully’s shareholders holding a majority of the outstanding shares of the common voting stock of Tully’s, or (y) a sale of more than fifty percent (50%) of the outstanding voting stock of Tully’s to one or more third parties in a single transaction or series of transactions.

Tom T. O’Keefe.    Mr. O’Keefe is our founder and has served as chairman of the board since 1992. In Fiscal 2009, Mr. O’Keefe did not participate in the compensation plan for non-employee directors, but instead received compensation as a salaried employee of the Company. As disclosed in the Summary Compensation Table above, effective January 1, 2008, Mr. O’Keefe’s base salary was $200,000, and he received a bonus of $50,000 in Fiscal 2009. Mr. O’Keefe also receives an automobile allowance of $750 per month and is entitled to all benefits offered generally to our employees.

Effective June 25, 2009, we stopped paying Mr. O’Keefe’s base salary. In accordance with our Fiscal 2010 director compensation plan, between June 25, 2009, and September 30, 2009, Mr. O’Keefe received directors’ fees based on a quarterly cash payment of $10,000 plus a per-meeting cash fee of $1,000 per Board meeting and $500 per meeting of the Executive and Governance and Nominating committees.

Effective October 1, 2009, Tully’s Coffee International, PTE LTD, (“Tully’s Coffee International”) a wholly owned subsidiary of Tully’s Coffee Asia Pacific Partners, LP, the joint venture formed by Tully’s Coffee Asia Pacific, Inc., a wholly-owned subsidiary of TC Global, Inc., and Asia Food Culture Management Pte, Ltd., agreed to pay Mr. O’Keefe an annual salary of $200,000 for his services as interim managing director of Tully’s Coffee International. As of that date, Mr. O’Keefe became ineligible to receive directors’ fees or salary from TC Global, Inc. There is no written employment agreement or severance agreement between Mr. O’Keefe and us.

We do not have formal employment agreements with any of our other Named Executive Officers; however, certain elements of these executives’ compensation and other arrangements are set forth in employment letters provided to each of them. These employment letters are described below.

Ronald P. Gai.    Tully’s promoted Mr. Gai to Vice President of Wholesale Division in April 2003 at the base salary of $90,000, with a monthly car allowance of $600. In March 2009, Mr. Gai became Vice President of Specialty Division. Mr. Gai’s base salary for Fiscal 2010 is $135,000. In the event of “change in control,” Mr. Gai will be entitled to his current base salary for an additional three months following the event.

Mark E. DaCosta.    Tully’s engaged Mr. DaCosta as Vice President of Wholesale Operations in May 2005 at the base salary of $100,000, with a monthly car allowance of $600. Mr. DaCosta’s base salary for Fiscal 2009 was $135,000. In the event of “change in control,” Mr. DaCosta was entitled to his current base salary for an additional three months following the event. On March 27, 2009, in connection with the sale of the wholesale division to GMCR, Mr. Dacosta received $33,750 in severance.

John J. Rader.    Tully’s engaged Mr. Rader as Vice President and General Manager of Supply Chain in January 2008 at the base salary of $135,000, with a monthly car allowance of $600. On March 27, 2009, in connection with the sale of the wholesale division to GMCR, Mr. Rader received $33,750 in severance.

Potential Payments Upon Termination or Change-in-Control

Pursuant to the employment letters for members of Tully’s senior management team, Tully’s has agreed to pay severance compensation to these executives in the event that there is a change in control. The amount of severance to be paid would depend upon the rate of salary at the time of termination and other factors. As of March 29, 2009, the contingent obligation for severance to these individuals for the change in control provision was as follows: Mr. Pennington $224,055; Mr. Wynne $138,750; and Mr. Gai $33,750.

Accordingly, in the event that a termination of the employment of the foregoing Named Executive Officers had occurred as of March 27, 2009, the last business day of Fiscal 2009, we would not have been obligated to make any contractual severance payments to any of those officers, except that if we had terminated certain officers. Pursuant to the employment letters for members of Tully’s senior management team, Tully’s has agreed to pay severance compensation to these executives in the event their employment by Tully’s is terminated for reasons other than certain excluded circumstances. The amount of severance to be paid would depend upon the rate of salary at the time of termination and other factors. As of March 29, 2009, the contingent obligation for severance to these individuals was as follows: Mr. Pennington $72,500; Mr. Wynne $92,500; and Mr. Gai $33,750.

Under our stock option plan, vesting and exercise of employee stock options, including those of the executive officers, accelerate in the event of certain change of control events. In the event that a change of control transaction described in our 1994 and our 2004 stock option plans had occurred as of March 29, 2009, holders of unvested options, including the Named Executive Officers, would have had the right to exercise the full number of shares covered by those options. The value of that right for the Named Executive Officers as of March 29, 2009 would have been as follows: Mr. Pennington $750,000 and Mr. Wynne $47,000.

Pension Benefits

None of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The Compensation Committee, which will be comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Employee Benefit Plans

Our employees, including our executive officers, are entitled to various employee benefits. These benefits include the following: medical and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; employee assistance programs (confidential counseling); benefit advocacy counseling; a 401(k) plan; and paid time off.

During the fiscal year ended April 2, 2000, we adopted a 401(k) savings plan for employees. Eligible employees may contribute up to 20% of their salaries to the plan. Eligible employees are employees over the age of 18 who have been employed by Tully’s for six months. There is no mandatory match from Tully’s and no match was made for Fiscal 2009. Most plan administrative costs are paid by the 401(k) savings plan.

We do not have a policy requiring recovery of bonus payments or other compensation in the event that our performance measures or financial statements are restated or adjusted. For a description of the employment agreements executed by our executive officers and potential payments to them upon termination or a change in control of our company, see “Employment Agreements and Employment Letters; and Potential Payments Upon Termination or Change of Control.”

Section 162(m) Treatment Regarding Performance-Based Equity Awards

Section 162(m) of the Code limits the deductibility of certain compensation paid to the chief executive officer and certain other highly compensated executive officers to the extent the compensation for any such individual exceeds one million dollars for the tax year. Compensation that qualifies as “performance-based” compensation is, however, exempt from the deductibility limitation. For compensation to qualify for the performance-based exemption, among other things, the performance goals must be determined by a compensation committee, which must be comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, the material terms under which the compensation is to be paid must be disclosed to and approved by shareholders in a separate vote prior to payment, and the compensation must be paid solely on account of the attainment of pre-established, objective performance goals, as determined by a compensation committee. Our Compensation Committee intends to preserve the deductibility of compensation payable to our executives, although deductibility will be only one among a number of factors considered in determining appropriate levels or modes of compensation.

Section 409A of the Code

Section 409A of the Code imposes certain restrictions on amounts deferred under non-qualified deferred compensation plans and imposes a 20% excise tax on amounts that are subject to, but do not comply with, Section 409A. Section 409A includes a broad definition of non-qualified deferred compensation plans, which may extend to awards granted under the 2004 Stock Option Plan. Our failure to administer our stock option plan in accordance with Section 409A and the regulations promulgated thereunder could subject us to penalties and interest for failing to make required withholdings in connection with option grants that do not comply with Section 409A.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2009, management compensation issues generally were reviewed and approved by the Compensation Committee. During Fiscal 2009, no executive officer of Tully’s served on the Board of Directors or compensation committee of another entity that had an executive officer serve on Tully’s board or its compensation committee. Marc Evanger, who served on the Compensation Committee until his resignation as a director in October 2008, served as interim President and CEO of Tully’s from July 2001 to May 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors recognizes that transactions or other arrangements between us and any of our directors, executive officers or principal shareholders may present potential or actual conflicts of interest. Accordingly, as a general matter, it is our board’s preference to avoid such transactions and other arrangements. Nevertheless, our board recognizes that there are circumstances where such transactions or other arrangements may be in, or not inconsistent with, our best interests. Any transaction, arrangement or relationship in which we will be a participant and the amount involved exceeds $120,000, and in which any related person (directors, executive officers, shareholders owning at least 5% of any class of our voting securities, and the immediate family members or any person sharing the household of any such director, executive officer or shareholder) had or will have a direct or indirect material interest, we will submit to our Board of Directors for review, consideration and approval. We further expect that the policy will provide for periodic monitoring of pending and ongoing transactions. In approving or rejecting the proposed transaction, our board will consider the relevant facts and circumstances relating to the proposed transaction, arrangement or relationship, including:

•	the related person’s relationship to us and interest in the transaction,

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction,

•	the benefits to us,

•	the availability of other sources for comparable services or products (if applicable), and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to our employees generally.

Our Board of Directors will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests and are consistent with applicable legal requirements.

The following is a summary of transactions since the beginning of Fiscal 2009 to which we have been a party, in which the amount involved exceeded, or will exceed, $120,000 and in which any related person had or will have a direct or indirect material interest, other than compensation arrangements (including employment and change-in-control arrangements) which are described under the section of this proxy statement above captioned “Compensation Discussion and Analysis.”

Guarantee of Benaroya Credit Facility.    In July 2007, we established a $10.0 million credit facility with Benaroya Capital. Our chairman, Tom O’Keefe, guaranteed our obligations, and the Estate of Keith McCaw guaranteed up to $3,000,000 of our indebtedness, under the Benaroya credit facility. Mr. O’Keefe was not compensated for his guarantee. In consideration for its guarantee, the McCaw estate was paid a $167,000 commitment fee and received a grant of warrants to purchase 21,000 shares of our common stock at an exercise price of $2.64 per share. The warrants were recorded at their estimated aggregate fair value of $185,000 when granted (these warrants became exercisable on July 12, 2008). On March 27, 2009, all outstanding indebtedness under the Benaroya credit facility was repaid in full and the guaranty agreements between Tully’s and the guarantors were terminated.

Relationship between Northrim and Pacific Portfolio Consulting.    In June 2005, Tully’s entered into a credit facility with Northrim Funding (“Northrim”). In February 2006, an affiliate of Northrim acquired a 24% ownership interest in Pacific Wealth Advisors, LLC (“PWA”), a successor by merger to Pacific Portfolio Consulting (“Pacific Portfolio”). PWA is a wealth management and investment advisory services holding company. Larry Hood, a director of Tully’s, is the president of PWA and Pacific Portfolio and has an ownership interest of more than 10% in PWA. During Fiscal 2009, Tully’s paid approximately $594,000 to Northrim in accrued interest and, on March 27, 2009, all outstanding indebtedness under the Northrim facility was repaid in full.

Pinnacle Coffee.    Before joining Tully’s, Carl Pennington, Sr., our President and CEO and a director of the Company, founded Pinnacle Management, a management company advising retail and wholesale companies.

Mr. Pennington is a shareholder of Pinnacle Management, which manages Impact Sales, Inc., a grocery broker, and Pinnacle Coffee, a franchisee of six Tully’s franchised stores as of March 29, 2009. Mr. Pennington serves as a director of, but receives no compensation from, Impact Sales, and has no ownership interest in Pinnacle Coffee. We paid Impact Sales $816,000 in Fiscal 2009 for brokerage commissions on grocery sales of our coffee and related products and $275,000 in fees relating to the termination of our brokerage agreement in connection with the closing of the sale of our wholesale division to GMCR.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors furnished the following report to the Board of Directors for Fiscal 2009:

The Audit Committee of the Board of Directors is composed of independent directors and operates pursuant to a written charter adopted by the Board of Directors. The Audit Committee is responsible for overseeing Tully’s financial reporting process on behalf of the Board of Directors. Tully’s management has the primary responsibility for Tully’s financial reporting process, principles and internal controls as well as preparation of its financial statements. Tully’s independent registered public accounting firm is responsible for performing an audit of Tully’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States. In this context, the Audit Committee hereby reports as follows:

1.    The audit committee has reviewed and discussed the audited financial statements with management;

2.    The audit committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380),1 as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3.    The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence; and

4.    Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ending on March 29, 2009 be included in Tully’s annual report on Form 10-K which was filed with the Securities and Exchange Commission on June 29, 2009.

The Audit Committee

John M. Fluke, Chairman

Larry Hood

OWNERSHIP OF OUR COMMON AND PREFERRED STOCK

The following table shows information regarding the beneficial ownership of shares of our common stock, Series A preferred stock and Series B preferred stock as of December 27, 2009 and shows the number of and percentage owned by:

•	each person who is known by us to own beneficially more than 5% of our common stock, Series A preferred stock and Series B preferred stock;

•	each member of our Board of Directors;

•	each of our Named Executive Officers; and

•	all members of our Board of Directors and our executive officers as a group.

Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each shareholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned thereby, and such shareholder’s address is c/o TC Global, Inc., 3100 Airport Way S., Seattle, WA 98134.

	Common Stock			Series A Preferred Stock		Series B Preferred Stock
	Beneficial Ownership(1)		Percent Of Total	Beneficial Ownership(1)	Percent Of Total	Beneficial Ownership(1)	Percent Of Total
Tom T. O’Keefe	524,662	(2)	14.7%	—	—	—	—
Estate of Keith McCaw	176,484	(3)	4.9%	2,000,000	15.6%	—	—
Ronald G. Neubauer	118,143	(4)	3.3	32,500	*	—	—
Lawrence L. Hood	36,303	(5)	*	10,000	*	40,000	*
Ronald P. Gai	18,125	(6)	*	—	—	—	—
Carl W. Pennington, Sr.	25,000	(7)	*	—	—	—	—
Mark E. DaCosta(11)	10,000		*	—	—	—	—
Gregory A. Hubert	8,766	(8)	*	—	—	—	—
John M. Fluke	8,318	(9)	*	15,000	*	—	—
Andrew M. Wynne	6,250	(10)	*	—	—	—	—
John J. Rader(11)	—		—	—	—	—	—
Janet L. Hendrickson	—		—	—	—	—	—

Executive officers and directors as a group (8 persons)	809,990		18.5%	57,500	*	40,000	*

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally requires that the shareholder have voting or investment power with respect to the securities in question. Shares of common stock issuable upon exercise of options and warrants that are exercisable within 60 days of December 27, 2009, are deemed to be beneficially owned by the holder of such securities but are not outstanding for the purpose of computing the percentage ownership of any other shareholder. As of December 27, 2009, we had 3,563,742 shares of common stock, 12,790,874 shares of Series A preferred stock, and 3,590,349 shares of Series B preferred stock issued and outstanding.
(2)	Includes 424,816 shares of common stock owned by TTOK, LLC, a limited liability company owned by Mr. O’Keefe and his wife (Mr. O’Keefe contributed his personal shareholdings to TTOK, LLC, in October 2005). Also includes 72,678 owned by Mr. O’Keefe, 17,812 shares of common stock held by the O’Keefe Children’s Trust, and 9,356 shares of common stock held by the Tully’s Foundation.
(3)	Includes 125,068 shares of common stock issuable upon exercise of options and warrants and 30,000 shares of common stock issuable upon conversion of 2,000,000 shares of Series A preferred stock.
(4)	Includes 488 shares of common stock issuable upon conversion of 32,500 shares of Series A preferred stock.

(5)	Includes 8,583 shares of common stock issuable upon exercise of options. Also includes 150 shares of common stock issuable upon the conversion of 10,000 Series A preferred stock.
(6)	Includes 11,875 shares of common stock issuable upon exercise of options.
(7)	Includes 25,000 shares of common stock issuable upon exercise of options.
(8)	Includes 4,629 shares of common stock issuable upon exercise of options.
(9)	Includes 5,818 shares of common stock issuable upon exercise of options and warrants and 225 shares of common stock issuable upon conversion of 15,000 shares of Series A preferred stock.
(10)	Includes 6,250 shares of common stock issuable upon exercise of options.
(11)	Messrs. DaCosta and Rader terminated their employment with the Company on March 27, 2009, in connection with the closing of the sale of our wholesale division to GMCR.

OTHER MATTERS

Other Business

The Board of Directors does not intend to bring any other business before the meeting, and knows of no other matters to be brought before the meeting. If, however, other matters are properly presented for a vote at the meeting, the proxy holders (the individuals designated on the proxy card) will vote your shares according to their judgment on those matters.

Proposals of Shareholders and Shareholder Communications with the Board Of Directors

Proposals of Shareholders

Shareholders who wish to have proposals for action (including nominations of candidates for election to the Board of Directors) at our next annual meeting of Shareholders considered for inclusion in Tully’s proxy statement and form of proxy for Tully’s next annual meeting of Shareholders pursuant to Rule 14a-8, “Shareholder Proposals,” of the Securities and Exchange Commission, must cause their proposals to be received in writing by us no later than November 1, 2010. Such proposals must be submitted in writing to the attention of our Corporate Secretary and delivered by mail or in person to TC Global, Inc., 3100 Airport Way South, Seattle, WA 98134. Proposals may be included in next year’s proxy materials if they comply with the rules and regulations promulgated by the Securities and Exchange Commission and our bylaws. The deadline for submitting a shareholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is also November 1, 2010. Shareholders are also advised to review Tully’s bylaws, which contain additional advance notice requirements. No business shall be conducted at any annual meeting except in accordance with the procedures set forth in our bylaws.

Shareholder Communications with the Board of Directors

Tully’s Board of Directors has adopted a formal process by which shareholders may communicate with the Board of Directors. Shareholders who wish to communicate with the Board of Directors may send written communications addressed to the “Board of Directors” or to any of the directors by name c/o Corporate Secretary, TC Global, Inc., at 3100 Airport Way So. Seattle, WA 98134. The communication should indicate the name(s) of any specific director(s) for whom it is intended, or the “Board of Directors” as a whole. All communications will be compiled by the Secretary of Tully’s and submitted to the Board of Directors or the specified directors on a periodic basis.

Tully’s does not have a formal policy regarding director attendance at the Annual Meeting, but the Board of Directors expects that the directors who are nominated for election at the 2010 Meeting will attend the 2010 Meeting.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by Tully’s under the Securities Act of 1933, the sections of this proxy statement entitled “Report of the Compensation Committee on Executive Compensation,” and “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated, unless specifically provided otherwise in such filing.

Additional Information

Our Annual Report for the fiscal year ended March 29, 2009, was first mailed to the shareholders of Tully’s with this proxy statement on or about February 26, 2010. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference herein.

Copies of our Annual Report on Form 10-K for the fiscal year ended March 29, 2009, and of our other periodic reports filed with the SEC, excluding exhibits, may be obtained by shareholders without charge by written request to Investor Relations, TC Global, Inc., 3100 Airport Way South, Seattle, Washington 98134. The reports, including exhibits, also may be accessed on the Internet at www.sec.gov.

Appendix A

TC GLOBAL, INC.

2010 STOCK OPTION PLAN

1.	INTRODUCTION

This Plan establishes the right of and procedures for TC GLOBAL, INC. (the “Company”) to grant stock options to its key employees and directors. The Plan provides for the granting of Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and options other than Incentive Stock Options (“Non-Qualified Options”).

2.	PROVISIONS APPLICABLE TO BOTH NON-QUALIFIED OPTIONS AND INCENTIVE STOCK OPTIONS

The provisions of this Section 2 apply to both Non-Qualified Options and Incentive Stock Options granted by the Company.

2.1	Objectives of the Plan

The purpose of this Plan is to encourage ownership of shares of common stock of the Company by key employees and directors of the Company and any parent or subsidiary of the Company. This Plan is intended to provide an incentive for maximum effort in the successful operation and management of the Company and is expected to benefit the shareholders by enabling the Company to attract and retain individuals of the best available talent through the opportunity to share, by the proprietary interests created by this Plan, in the increased value of the Company’s shares to which such individuals have contributed.

2.2	Stock Reserved for This Plan

Subject to adjustment as provided below and in Sections 2.6(a) and 2.11, the Company shall reserve three hundred, twelve thousand, and five hundred (312,500) shares of common stock for issuance upon the exercise of options granted under this Plan. If an option granted under this Plan expires, terminates or is canceled, the shares of common stock issuable upon exercise of such option shall again become available for other option grants under this Plan. The number of shares of common stock reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of options granted under this Plan (but excluding the number of any shares surrendered in payment of the exercise price, or withheld to satisfy withholding tax requirements, upon exercise of such options).

2.3	Administration of This Plan

This Plan will be administered by the Board of Directors (the “Board”) or by a committee of not less than three non-employee directors (as that term is defined in Rule 16b-3 under the Exchange Act) appointed by the Board to carry out the administrative duties of the Board hereunder (the “Committee”). If authority is delegated to the Committee, all references to the Board in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board and (ii) that only the Board may amend or terminate the Plan as provided in Sections 2.12 and 6. The Board, on consideration of recommendations of the President and of other officers of the Company, shall:

(a) determine and designate the individuals to whom options shall be granted (each, an “Optionee”), the number of shares of common stock issuable upon exercise of each options, the terms thereof, and the type of options to be granted, and direct the President, or other designated officer, to enter into written agreements on behalf of the Company with respect to each such option;

(b) prescribe rules and regulations from time to time for administration of this Plan; and

(c) decide any questions arising as to the interpretation or application of any provision of this Plan.

Any action, decision, interpretation, or determination by the Board with respect to this Plan shall be final and binding upon any and all employees or directors.

2.4	Eligibility; Facts to Be Considered in Granting Options

(a) Eligible Participants. An option may be granted to any officer, key employee or director who, at the time the option is granted, is an employee or director of the Company or of any parent or subsidiary of the Company. In its determination of an employee or director to whom an option shall be granted and the number of shares of common stock issuable upon exercise of such option, the Board shall take into account the duties of the employee or director, the present and potential contributions of the employee or director to the success of the Company, and other factors deemed relevant by the Board in connection with accomplishing the purpose of this Plan.

(b) Non-Exempt Employees. Unless otherwise determined by the Board, if an employee of the Company or any parent or subsidiary of the Company is a non-exempt employee subject to the overtime compensation provisions of Section 7 of the Fair Labor Standards Act (the “FLSA”), any option granted to that employee shall be subject to the following restrictions: (i) the exercise price shall be at least 85 percent of the fair market value, as described in Section 4.2, of the common stock subject to the option on the date it is granted; and (ii) the option shall not be exercisable until at least six months after the date it is granted; provided, however, that this six-month restriction on exercisability will cease to apply if the employee dies, becomes disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA.

2.5	Vesting of Options

The Board shall have the authority to establish the time or times at which the shares issuable upon exercise of options granted hereunder may be purchased and whether all of the options may be exercised at one time or in increments.

2.6	Rights of Optionee upon Changes in Capitalization

(a) Stock Splits, Stock Dividends. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, so that the optionee’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board. Any such adjustments made by the Board of Directors shall be conclusive.

(b) Mergers, Reorganizations, Etc. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (each, a “Transaction”), the Board shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding options under the Plan:

(i)	Outstanding options shall remain in effect in accordance with their terms.

(ii)	Outstanding options shall be converted into options to purchase stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the

Transaction. The amount, type of securities subject thereto and exercise price of the converted options shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Board, the converted options shall be vested only to the extent that the vesting requirements relating to options granted hereunder have been satisfied.

(iii)	The Board shall provide a period of 30 days or less before the completion of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of that period, all unexercised options shall immediately terminate. The Board may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during that period.

(c) Dissolution of the Company. In the event of the dissolution of the Company, options shall be treated in accordance with Section 2.6(b)(iii).

(d) Rights Issued by Another Corporation. The Board also may grant options under the Plan with terms, conditions and provisions that vary from those specified in the Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options granted by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

2.7	Option Terms

Each option granted under this Plan shall be in writing, shall be subject to such amendment or modification from time to time as the Board shall deem necessary or appropriate to comply with applicable laws or regulations and shall contain provisions to the following effect, together with such other provisions as the Board shall from time to time approve that:

(a) subject to the provisions of Section 2.7(b) below, the option, as to the whole or any part thereof, may be exercised only by the Optionee or his personal representative;

(b) neither the whole nor any part of the option shall be transferable by the Optionee or by operation of law otherwise than by the will of, or by the laws of descent and distribution applicable to, a deceased Optionee and that the option and any and all rights granted to the Optionee thereunder and not theretofore effectively and completely exercised shall automatically terminate and expire upon any sale, transfer, or hypothecation of or any attempted sale, transfer, or hypothecation of such rights or upon the bankruptcy or insolvency of the Optionee or his or her estate;

(c) subject to the foregoing provisions, an option may be exercised at different times for portions of the total number of shares of common stock issuable upon exercise of such option that have vested, provided that such portions are in multiples of one hundred (100) shares; and

(d) the Optionee shall have no rights as a shareholder with respect to any shares of common stock issuable upon the exercise of any option until the date the Optionee becomes the holder of record of such shares and, except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the Optionee becomes the holder of record.

2.8	Expiration and Termination of Options

(a) General Rule. Except as provided in this Section 2.8 or as determined by the Board, no option granted under the Plan may be exercised unless at the time of exercise the optionee is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the date the option was granted. Unless otherwise determined by the Board, if an optionee’s employment or service with the Company terminates for any reason other than because of total disability, death, or for cause, as provided in Sections 2.8(b), (c), and (d), respectively, his or her option may be exercised at any time before the expiration date of the option or the expiration of 30 days after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination.

(b) Termination Because of Total Disability. Unless otherwise determined by the Board, if an optionee’s employment or service with the Company terminates because of total disability, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. The term “total disability” means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more and that, in the opinion of the Company and two independent physicians, causes the optionee to be unable to perform his or her duties as an employee, director, officer or consultant of the Employer and unable to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the two independent physicians have furnished their written opinion of total disability to the Company and the Company has reached an opinion of total disability.

(c) Termination Because of Death. Unless otherwise determined by the Board, if an optionee dies while employed by or providing service to the Company, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of death and only by the person or persons to whom the optionee’s rights under the option shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

(d) Termination for Cause. If an optionee’s employment or service with the Company terminates for cause, his or her option will terminate as of the date of such termination. Unless otherwise determined by the Board, termination of an optionee’s employment or service for “cause” shall mean termination upon (a) the willful and continued failure by the optionee to perform substantially the optionee’s reasonably assigned duties with the Company (other than any such failure resulting from the optionee’s incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the optionee by the Company which specifically identifies the manner in which the Company believes that the optionee has not substantially performed his or her duties or (b) the willful engaging by the optionee in illegal conduct which is materially and demonstrably injurious to the Company.

(e) Amendment of Exercise Period Applicable to Termination. The Board may at any time extend the 30-day and 12-month exercise periods to any length of time not longer than the original expiration date of the option. The Board may at any time increase the portion of an option that is exercisable, subject to terms and conditions determined by the Board.

(f) Failure to Exercise Option. To the extent that the option of any deceased optionee or any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option shall cease and terminate.

(g) Leave of Absence. Absence on leave approved by the Company or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board, vesting of options shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of options shall be suspended during any other unpaid leave of absence.

2.9	Notice of Intent to Exercise Option

The Optionee desiring to exercise an option granted hereunder as to all or part of the shares issuable upon exercise thereof shall in writing notify the Company at its principal office in Seattle, Washington, to the effect specifying the number of shares to be purchased, the date on which the Optionee agrees to complete the transaction, and, if required by the Company, representing in form satisfactory to the Company that the shares are being purchased for investment and not with a view to resale or distribution.

2.10	Method of Exercise of Option

(a) Exercise and Payment. Within ten (10) days after receipt by the Company of the notice provided in the foregoing Section 2.9, but not later than the applicable expiration date specified in Section 2.8, the option shall be exercised as to the number of shares specified in the notice by payment to the Company of the aggregate exercise price for the shares. Payment of the exercise price provided in the option shall be made in cash or check, in shares of the Company’s common stock owned by the Optionee (for a period of not less than six months at the time of exercise), or in any combination of cash and shares of the Company’s common stock (owned by Optionee for a period of not less than six months at the time of exercise). Payment in shares of the Company’s common stock shall be deemed to be the equivalent of payment in cash of the fair market value of those shares. For purposes of this Section 2.10, “fair market value” shall be the closing price of the common stock last reported before the option is exercised, if the common stock is publicly traded, or another value of the common stock as specified by the Board. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board, an Optionee may request the Company to apply automatically the shares to be issued upon the exercise of a portion of an option to satisfy the exercise price for additional portions of the option.

(b) Withholding. Each Optionee who has exercised an option shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or as a result of disposition of shares issued upon exercise of an option) beyond any amount deposited before delivery of the certificates, the Optionee shall pay such amount, in cash or by check, to the Company on demand. If the Optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable to the Optionee, including salary, subject to applicable law. With the consent of the Board, an Optionee may satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

2.11	Substitutions and Assumptions

The Board shall have the right to substitute or assume options in connection with mergers, reorganizations, separations, or other “corporate transactions” as that term is defined in and said substitutions and assumptions are permitted by Section 424 of the Code and the regulations promulgated thereunder. The number of shares of common stock reserved pursuant to Section 2.2 may be increased by the corresponding number of options assumed and, in the case of a substitution, by the net increase in the number of shares issuable upon exercise of options before and after the substitution, subject in all such cases to applicable shareholder approval requirements.

2.12	Termination

The Board may at any time terminate this Plan provided, however, that no termination of the Plan may adversely affect options granted prior to such action.

2.13	Granting of Options

The granting of any option pursuant to this Plan shall be entirely in the discretion of the Board and nothing herein contained shall be construed to give any officer, employee or director any right to participate under this Plan or to receive any option under it.

Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of the Company or interfere in any way with the Company’s right to terminate the employee’s employment at will at any time, for any reason, with or without cause, or to decrease the employee’s compensation or benefits, or (ii) confer upon any person engaged by the Company any right to be retained or employed by the Company or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Company.

2.14	Government Regulations

This Plan and the granting and exercise of any option hereunder and the obligations of the Company to sell and deliver shares upon exercise of options granted hereunder shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies as may be required.

2.15	Proceeds From Sale of Stock

Proceeds from the exercise of options granted under this Plan shall be for the general business purposes of the Company.

2.16	Shareholder Approval

This Plan shall be submitted to the shareholders for their approval within twelve (12) months from the date hereof. The Company may grant options prior to such approval which shall be conditioned upon subsequent shareholder approval.

2.17	Compliance With Securities Laws

The Board shall have the right to:

(a) require an Optionee to execute, as a condition of the exercise of an option, a letter evidencing Optionee’s intent to acquire the shares issuable upon exercise of such option for investment and not with a view to the resale or distribution thereof,

(b) place appropriate legends upon the certificate or certificates for the shares; and

(c) take such other acts as it deems necessary in order to cause the issuance of shares issuable upon exercise of options granted under this Plan to comply with applicable provisions of state and Federal securities laws.

In furtherance of the foregoing, and not by way of limitation thereof, no option shall be exercisable unless such option and the shares to be issued pursuant thereto shall be registered under appropriate Federal and state securities laws, or shall be exempt therefrom, in the opinion of the Board upon advice of counsel to the Company. Each option agreement shall contain adequate provisions to assure that there will be no violation of such laws. This provision shall in no way obligate the Company to undertake registration of options or Shares hereunder. Issue, transfer or delivery of certificates for Shares pursuant to the exercise of options may be delayed, at the discretion of the Board, until the Board is satisfied that the applicable requirements of the Federal and state securities laws have been met.

2.18	Termination Date of Plan

This Plan shall not extend beyond ten years from adoption date.

3.	PROVISIONS APPLICABLE SOLELY TO NON-QUALIFIED OPTIONS

In addition to the provisions of Section 2 above, the following paragraphs shall apply to any options granted under this Plan which are not Incentive Stock Options.

3.1	Option Exercise Price

The exercise price per Share shall be determined by the Board at the time of grant.

3.2	Eligibility

A Non-Qualified Option under this Plan may be granted to either employees or directors of the Company as determined by the Board in accordance with Section 2, above.

4.	PROVISIONS APPLICABLE SOLELY TO INCENTIVE STOCK OPTIONS

In addition to the provisions of Section 2 above, the following paragraphs shall apply to any options granted under this Plan which are Incentive Stock Options.

4.1	Conformance With Internal Revenue Code

Options granted under this Plan which are “Incentive Stock Options” shall conform to, be governed by and interpreted in accordance with Sections 422 and 424 of the Code and any regulations (“Regulations”) promulgated thereunder and amendments to the Code and Regulations.

4.2	Option Exercise Price

The exercise price per Share shall be determined by the Board at the time of grant but shall not, in any event, be less than the fair market value of the Company’s common stock on the date of grant. For purposes of this Section 4.2, “fair market value” means the closing price of the common stock last reported before the option is granted, if the common stock is publicly traded, or such value of the common stock as determined by the Board.

4.3	Limitation on Amount of Incentive Stock Option

If the aggregate fair market value of stock (determined as of the date the option is granted) for which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its parent or subsidiary corporations, as defined in subsections 424(e) and 424(f) of the Code) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the option or options not exceeding $100,000, to the extent of whole shares, will be treated as an Incentive Stock Option and the remaining portion of the option or options will be treated as a Non-Statutory Stock Option. The preceding sentence will be applied by taking options into account in the order in which they were granted. If, under the $100,000 limitation, a portion of an option is treated as an Incentive Stock Option and the remaining portion of the option is treated as a Non-Statutory Stock Option, unless the Optionee designates otherwise at the time of exercise, the Optionee’s exercise of all or a portion of the option will be treated as the exercise of the Incentive Stock Option portion of the option to the full extent permitted under the $100,000 limitation. If an Optionee exercises an option that is treated as in part an Incentive Stock Option and in part a Non-Statutory Stock Option, the Company will designate the portion of the stock acquired pursuant to the exercise of the Incentive Stock Option portion as Incentive Stock Option stock by issuing a separate certificate for that portion of the stock and identifying the certificate as Incentive Stock Option stock in its stock records.

4.4	Limitation on Grants to Substantial Shareholders

An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as defined in subsections 424(e) and 424(f) of the Code) only if the exercise price is at least one hundred ten percent (110%) of the fair market value of the Company’s common stock on the date of grant and such option, by its terms, is not exercisable after the expiration of five (5) years from the date such option is granted.

4.5	Eligibility

An Incentive Stock Option under this Plan may be granted to employees (but not directors) of the Company as determined by the Board in accordance with Section 2, above.

4.6	Duration

Subject to Section 2.8, Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board, except that by its terms no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted. No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board adopting the Plan or approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

4.7	Early Dispositions

If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the Optionee sells or otherwise disposes of common stock acquired on exercise of the Option, the Optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).

5.	EXCHANGE OF NON-QUALIFIED OPTIONS FOR INCENTIVE STOCK OPTIONS

At the Optionee’s election and in accordance with the procedures described below, an Optionee may exchange a Non-Qualified Option granted pursuant to this Plan for an Incentive Stock Option for the identical number of shares.

5.1	Notice of Intent to Exchange

Not less than seven (7) days prior to the desired date of exchange, the Optionee shall notify the Company in writing to that effect specifying the number of option shares granted under Non-Qualified Options which are to be exchanged for option shares granted under Incentive Stock Options and the desired date of exchange.

5.2	Limitations on Amount of Options Exchanged

Notwithstanding the number of option shares specified by the Optionee as desired to be exchanged pursuant to this Section 5, the Company will allow exchanges for only so many options as will not violate the aggregate dollar limitations specified in Section 4.3 above with that limit being based on a calculation of the fair market value on the date of exchange. If an Optionee requests to exchange more option shares than would be allowed by the preceding sentence, the Company shall deem the request to apply only to the maximum number of option shares which would be allowed and shall disregard the request as to the excess.

5.3	Effect of Exchange

If an exchange does occur, the Optionee shall surrender the Non-Qualified Option for cancellation and shall execute a new Incentive Stock Option for the number of option shares exchanged and, if all of the Non-Qualified Options have not been exchanged, shall execute a new Non-Qualified Option (or an amendment to the existing option) to specify the remainder of shares under the Non-Qualified Option. The new Incentive Stock Option shall be deemed a new option granted on the date of exchange.

6.	AMENDMENT OF PLAN

This Plan may be modified or amended by the affirmative vote of a majority of the whole Board of Directors at any meeting of the Board, if notice of the proposed amendment is contained in the notice of the meeting, provided that no such action shall adversely affect any material rights of Optionees granted options under this Plan prior to such action. The Board may modify or amend the terms and conditions of outstanding options, provided, however, that (i) no such amendment would be adverse to the holders of such options, (ii) no such amendment shall extend the period for exercise of an Incentive Stock Option, and (iii) the amended terms of an option would be permitted under this Plan. In addition, the Board may not modify the Plan with respect to any provision applicable to an option which constitutes an Incentive Stock Option under Section 422(b) of the Internal Revenue Code in a manner that would constitute the adoption of a new plan without obtaining the consent of the shareholders of the Company within twelve (12) months of the adoption of the modification.

DATE Plan adopted by Board of Directors: March 26, 2010

DATE Plan becomes effective: March 26, 2010

DATE Plan adopted by Shareholders: March 26, 2010

DATE Plan shall terminate: March 26, 2020

You can now access your TC Global, Inc. account online. Access your TC Global, Inc. account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for TC Global, Inc., now makes it easy and convenient to get current information on your shareholder account. View account status View payment history for dividends View certificate history Make address changes View book-entry information Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-877-206-7069 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/tuly FOLD AND DETACH HERE PROXY TC Global, Inc. Annual Meeting of Stockholders – March 26, 2010 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Tom O’Keefe and Carl Pennington, Sr., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of TC Global, Inc. which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held March 26, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Address Change/Comments BNY MELLON SHAREOWNER SERVICES (Mark the corresponding box on the reverse side) P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) 67944

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date. INTERNET TC GLOBAL, INC. http://www.proxyvoting.com/tuly Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. 67944 FOLD AND DETACH HERE THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2 THROUGH 4, AND “AGAINST” ITEM 5. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION AS TO ALL OTHER MATTERS THAT MAY COME BEFORE THE 2010 MEETING. Please mark your votes as indicated in X The Board of Directors recommends a vote “FOR” each of the director nominees and proposals 2, 3, and 4. this example 1. ELECTION OF DIRECTORS FOR WITHHOLD *EXCEPTIONS ALL FOR ALL Nominees: FOR AGAINST ABSTAIN 01 Tom T. O’Keefe 02 Carl W. Pennington 2. 2010 Stock Option Plan 03 John M. Fluke 04 Lawrence L. Hood 05 Gregory A. Hubert 3. Ratify appointment of independent registered public 06 Janet L. Hendrickson 07 Ronald G. Neubauer accounting firm 4. Adjourn the meeting, if there are insufficient votes for (INSTRUCTIONS: To withhold authority to vote for any approval of foregoing proposals individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) The Board of Directors recommends a vote “AGAINST” Shareholder Proposal 5 *Exceptions 5. Shareholder proposal regarding director compensation and terms Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your TC Global, Inc. account online. Access your TC Global, Inc. account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for TC Global, Inc., now makes it easy and convenient to get current information on your shareholder account. View account status View payment history for dividends View certificate history Make address changes View book-entry information Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-877-206-7069 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/tuly FOLD AND DETACH HERE PROXY TC Global, Inc. Annual Meeting of Stockholders – March 26, 2010 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Tom O’Keefe and Carl Pennington, Sr., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of TC Global, Inc. which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held March 26, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Address Change/Comments BNY MELLON SHAREOWNER SERVICES (Mark the corresponding box on the reverse side) P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) 69248-bl

YOUR VOTE IS IMPORTANT. VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date. INTERNET TC GLOBAL, INC. http://www.proxyvoting.com/tuly Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. 69248-bl FOLD AND DETACH HERE THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2 THROUGH 4, AND “AGAINST” ITEM 5. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION AS TO ALL OTHER MATTERS THAT MAY COME BEFORE THE 2010 MEETING. The Board of Directors recommends a vote “FOR” each of the director nominees and proposals 2, 3, and 4. Please mark your votes as indicated X 1. Election of Directors in this example Insert your vote for the nominees listed below in the designated space provided. Directors may be elected by cumulative voting. If you choose to cumulate your votes other than equally for directors, you MAY NOT use Internet or telephone voting. Rather, you MUST vote by returning this proxy card in the envelope provided or by voting in person at the Annual Meeting. Your cumulative votes may be determined by multiplying: (i) the number of shares of Series A Preferred Stock that you own by (ii) the number of directors on FOR AGAINST ABSTAIN which you are entitled to vote (seven) by (iii) 1.12. If you wish to cumulate your votes for one or more nominee(s), indicate the number of eligible votes that you wish to cast for each nominee on the line next to each nominee’s name. 2. 2010 Stock Option Plan Cumulative FOR all nominees Votes listed to the right, cumulative Nominees – Series A Pfd. “FOR” 3. Ratify the appointment of independent votes to be divided equally WITHHOLD AUTHORITY registered public accounting firm among the nominees for all seven nominees 01 Tom T. O’Keefe 02 Carl W. Pennington 4. Adjourn the meeting, if there are insufficient 03 John M. Fluke votes for approval of foregoing proposals 04 Lawrence L. Hood The Board of Directors recommends a vote 05 Gregory A. Hubert “AGAINST” Shareholder Proposal 5. 06 Janet L. Hendrickson 5. Shareholder proposal regarding director 07 Ronald G. Neubauer compensation and terms If you choose to cumulate your votes other than equally for directors you may NOT use Internet or telephone voting. Rather, you must vote by returning this proxy card in the envelope provided or by voting in person at the annual meeting. Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.